Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MEETME, Inc.

(a Delaware corporation),

Two Sub One, Inc.,

IFWE INC.,
(a Delaware corporation),

and SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Shareholders’ Representative

Dated March 3, 2017

(cont’d)

(cont’d)

(cont’d)

Exhibit A: Form of Consulting Agreement

Exhibit B: Form of Certificate of Merger

Exhibit C: Net Working Capital Schedule

Exhibit D: Form of Certificate of Incorporation of Surviving Corporation

Exhibit E: Form of Bylaws of Surviving Corporation

Exhibit F: Form of Support Agreement

Exhibit G: Form of Voting and Support Agreement

Exhibit H: Form of Escrow Agreement

Exhibit I: Form of Seller Pre-Closing Certificate of Incorporation Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 3, 2017, by and among MEETME, INC., a Delaware corporation (“Buyer”), TWO SUB ONE, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), IFWE INC., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative (the “Shareholders’ Representative” and, together with the Company, Buyer and Merger Sub, each a “Party” and collectively, the “Parties”).

BACKGROUND

A.     The Parties intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Buyer.

B.     The respective boards of directors of the Company, Buyer and Merger Sub have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.      The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (the “Shareholders”), (ii) adopted and approved this Agreement, the Merger and the transactions related hereto and (iii) recommended that the Shareholders adopt and approve this Agreement, the Merger and the transactions related hereto (collectively, the “Company Board Approval”).

D.     Concurrently with the execution of this Agreement, certain of the Shareholders are entering into Voting and Support Agreements with Buyer.

E.      As an inducement for Buyer and Company to enter into this Agreement, at the Closing, Dasharath Gopinath is entering into a Consulting Agreement with Buyer in the form set forth as Exhibit A hereto (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquisition Engagement” is defined in 11.15(a).

“Action” is defined in Section 4.16.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agent” is defined in Section 6.6.

“Aggregate Common Consideration” means (a) the Merger Consideration, plus (c) the Aggregate Vested Company Option Exercise Price, minus (d) the Aggregate Liquidation Preference.

“Aggregate Common Stock Equivalents” means a number of shares equal to (a) the total number of Outstanding Shares as of the Effective Time (inclusive, for the avoidance of doubt, of the resulting shares of Company Capital Stock being issued in connection with the exercise of any Warrants prior or immediately prior to the Closing), plus (b) the total number of outstanding Vested Company Options as of the Effective Time, plus (c) the total number of outstanding Vested Company Restricted Stock Units as of the Effective Time, minus (d) if the Series A-1 Liquidation Preference is not $0.00, the total number of outstanding shares of Series A-1 Preferred Stock as of the Effective Time, minus (e) if the Series A-2 Liquidation Preference is not $0.00, the total number of outstanding shares of Series A-2 Preferred Stock as of the Effective Time, minus (f) if the Series B Liquidation Preference is not $0.00, the total number of outstanding shares of Series B Preferred Stock as of the Effective Time, minus (g) if the Series B-1 Liquidation Preference is not $0.00, the total number of outstanding shares of Series B-1 Preferred Stock as of the Effective Time (inclusive, for the avoidance of doubt, of the resulting shares of Series B-1 Preferred Stock being issued in connection with the exercise of any Warrants prior or immediately prior to the Closing).

“Aggregate Liquidation Preference” means (a) the Series A-1 Liquidation Preference, plus (b) the Series A-2 Liquidation Preference, plus (c) the Series B Liquidation Preference, plus (d) the Series B-1 Liquidation Preference.

“Aggregate Vested Company Options Exercise Price” means the aggregate exercise price of all Vested Company Options, as set forth on the Allocation Schedule.

“Agreement” is defined in the Preamble.

“Allocation Certificate” is defined in Section 2.4(b)(i).

“Allocation Schedule” is defined in Section 2.4(a).

“Approved Disclosure” is defined in Section 6.4(a).

“Associated Rights” is defined in Section 11.15(b).

“Audited Financial Statements” is defined in Section 4.6(a).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” is defined in Section 4.6(a).

“Balance Sheet Date” is defined in Section 4.6(a).

“Base Amount” is defined in Section 2.4.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Supplement” is defined in Section 6.4(b).

“Buyer Group” is defined in Section 11.15(b).

“Buyer Indemnitees” is defined in Section 10.2(a).

“Buyer Plan” is defined in Section 6.5(d).

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“CCC” is defined in Section 2.5(c)(v).

“Certificates” is defined in Section 2.5(d)(i).

“Certificate of Merger” means the certificate of merger in the form set forth as Exhibit B.

“Change of Control Bonus Plan” means the Ifwe Inc. Change of Control Bonus Plan.

“Charter Amendment” is defined in Section 6.1(c).

“Closing” is defined in Section 3.1.

“Closing Cash” means, as of the close of business on the day immediately preceding the Closing Date, the amount of cash and cash equivalents and all checks and funds received by the Company or its banks (e.g., checks deposited or funds paid to “lock-box” or holding accounts) prior to the close of business on the day immediately preceding the Closing Date, regardless of whether cleared.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Company outstanding as of immediately prior to the Effective Time on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company as of immediately prior to the Effective Time on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Common Option” means each outstanding stock option or similar rights to purchase shares of Common Stock (excluding Common Warrants).

“Common Stock” is defined in Section 4.2(a).

“Common Warrant” means each outstanding warrant to purchase shares of Common Stock.

“Company” is defined in the Preamble.

“Company Benefit Plan” means any plan, program, agreement or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind that is not an Employee Agreement, whether written or unwritten, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director, or other service provider of the Company or any of its Subsidiaries (or any relative or dependent of any of the foregoing) or under which the Company or any of its Subsidiaries otherwise has or could reasonably be expected to have a material liability with respect to such employee, relative or dependent, including without limitation, each “employee benefit plan” as defined in ERISA Section 3(3).

“Company Board” is defined in the Background.

“Company Board Approval” is defined in the Background.

“Company Compliance Certificate” is defined in Section 8.2(c).

“Company Disclosure Schedule” is defined in the preamble to Article IV.

“Company Disclosure Schedule Supplement” is defined in Section 6.4(a).

“Company IP” is defined in Section 4.13(a).

“Company Indemnifying Parties” means, collectively, the Shareholders (as of the Effective Time after taking into account any exercise of Company Options, Common Warrants or Preferred Warrants, including those exercises made contingent upon the Closing), the Company Option Holders (as of the Effective Time after giving effect to any exercises of Company Options prior to the Effective Time) and the Company Restricted Stock Unit Holders (as of the Effective Time).

“Company Licensed Intellectual Property” is defined in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the business, financial condition, capitalization, assets, Liabilities, operations or financial performance of the Group Companies taken as a whole or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, in each case other than any such effect or change (a) resulting from or arising in connection with (i) general economic or industry-wide conditions which do not disproportionately affect the Group Companies, (ii) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Group Companies, (iii) the announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on the relationships, contractual or otherwise, with customers, suppliers, partners, or employees (provided that nothing herein shall limit the representations and warranties contained in Article IV), (iv) any change in accounting requirements or principles or any change in applicable Law, (v) any failure of the Company to meet its internal projections or forecasts or revenues for any earnings period ending on or after the date of this Agreement (but not, in each case, the underlying cause of such failure), or (b) attributable to the fact that the prospective owner of the Group Companies is Buyer or any Affiliate of Buyer.

“Company Option Holders” means holders of any Vested Company Options.

“Company Owned Intellectual Property” is defined in Section 4.13(a).

“Company Restricted Stock Unit Holders” means holders of any Vested Company Restricted Stock Units.

“Company Shares” means shares of Common Stock and Preferred Stock.

“Company Stock Plan” means any stock plan or other stock or equity-related plan of the Company.

“Company Warrants” means Common Warrants and Preferred Warrants.

“Company Websites” is defined in Section 4.13(i).

“Confidentiality Agreement” is defined in Section 6.2(b).

“Consulting Agreement” is defined in the Background.

“Continuing Employee” is defined in Section 6.5(c).

“Contract” means any agreement, contract, commitment, arrangement or understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) resulting from a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“D&O Tail Policy” is defined in Section 6.10(a).

“DGCL” is defined in the Background.

“Dispute Notice” is defined in Section 10.3(b).

“Dissenting Shares” is defined in Section 2.5(c)(v).

“Dissenting Shares Payments” is defined in Section 2.5(c)(v).

“Effective Time” means the time at which the Surviving Corporation files the applicable Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Agreement” means each material employment, retention, severance, change-of-control, non-competition, consulting, services, commission, finders’ fee and indemnification agreement or contract between the Company and any (i) current employee, officer, director or service provider, or (ii) former employee, officer, director or service provider, but only to the extent the Company or any of its Subsidiaries has any continuing obligation (other than a confidentiality obligation) under the express terms of such agreement or contract with the Company and, for the avoidance of doubt, Employee Agreements shall not include confidentiality agreements or proprietary information and invention assignment agreements.

“Employee Company Option Holders” means Company Option Holders that are or were employees of the Company.

“Environmental Laws” is defined in Section 4.19.

“Equity Holder” means, collectively, the Shareholders, the Company Option Holders and the Company Restricted Stock Unit Holders.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, restricted stock units or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the escrow agreement to be executed and delivered at Closing, among Buyer, the Shareholders’ Representative, and the Escrow Agent, in the form attached hereto as Exhibit H.

“Escrow Amount” is defined in Section 2.4.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Escrow Release Date” is defined in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” is defined in Section 4.6(a).

“Firm” is defined in Section 11.15(a).

“Fundamental Representations” is defined in Section 10.1(a).

“GAAP” is defined in Section 4.6(a).

“Governmental Entity” means (i) any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof and (ii) any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other Law rule or regulation making entity having or purporting to have jurisdiction over the Group Companies, and their respective businesses, in any foreign country, state, territory or other subdivision thereof or any municipality, district or other subdivision thereof.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“HMO” is defined in Section 4.17(h).

“Incidental License” means any: (i) permitted use in a nondisclosure agreement; (ii) non-exclusive license granted to any contractor or vendor of any of the Group Companies in connection with the performance of such contractor or vendor’s services for any of the Group Companies; (iii) non-exclusive license granted by any of the Group Companies in the ordinary course of business; or (iv) any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (a) a sales or marketing Contract that includes an incidental license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; or (b) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights.

“Indebtedness” means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) in each case, consisting of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligation in respect of interest under any existing interest rate swap or hedge agreement, (iv) any other obligation upon which interest charges are customarily paid, (v) all obligations under conditional sale or other title retention agreements relating to property acquired, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company (or its Subsidiaries), whether or not the indebtedness secured thereby has been assumed; (vii) all capital lease obligations, (viii) letters of credit and letters of guaranty (ix) obligations under any bankers’ acceptances and (x) guarantees by the Company (or its Subsidiaries) of indebtedness of others of the type described in clauses (i) through (x) provided, however, that “Indebtedness” does not include (1) intercompany debt between Company and any Subsidiary or between Subsidiaries, (2) any trade payables or any Liabilities which are specifically referenced in the calculation of, and result in a reduction of, Net Working Capital, (3) any amounts owed to employees or consultants for work-related or travel expenses incurred by such employees or consultants in the ordinary course of business), or (4) that certain Comerica Bank Irrevocable Standby Letter of Credit No: 658946-42 dated November 1, 2016.

“Indebtedness Certificate” is defined in Section 2.4(b)(iii).

“Independent Accountant” is defined in Section 2.4(d)(iii).

“Indemnification Agreements” means the indemnification agreements between the Company and the directors, officers and agents of the Company, which have been made available to Buyer.

“Information Statement” is defined in Section 6.9.

“Initial Merger Consideration” means an amount equal to (a) the Merger Consideration minus (b) the Escrow Amount minus (c) the Reserve Amount.

“Initial Merger Consideration Percentage” means the percentage equal to (a) the Initial Merger Consideration divided by (b) the Merger Consideration.

“Intellectual Property” is defined in Section 4.13(a).

“Interim Period” is defined in Section 6.1.

“IP License” means any Contract under which a Group Company licenses Licensed Intellectual Property, and (ii) any Contract under which a Group Company licenses any Company Owned Intellectual Property to a third party.

“Key Employees” means the individuals identified on Schedule 6.5(c)(i).

“Knowledge” or words of similar import, means (a) when used with respect to any representation, warranty, covenant or agreement of Company contained in this Agreement the actual knowledge of Dasharath Gopinath, Evgeny Sokolov, Louis Willacy, Devin Dworak, William Lewis, Gregory Tseng, and Johann Schleier-Smith and what such individuals acting prudently could reasonably be expected to discover or otherwise become aware of after reasonable inquiry, and (b) when used with respect to any representation, warranty, covenant or agreement of Buyer contained in this Agreement, means the actual knowledge of any executive officer of Buyer and what such individuals acting prudently could reasonably be expected to discover or otherwise become aware of after reasonable inquiry.

“Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity.

“Leased Real Property” is defined in Section 4.12(b).

“Leases” is defined in Section 4.12(b).

“Letter of Transmittal” is defined in Section 2.5(d)(i).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, covenant, easement, right of way, encroachment, restriction on transfer or other encumbrance in respect of such property or asset; provided that a non-exclusive license with respect to Intellectual Property is not considered to be a “Lien”.

“Losses” is defined in Section 10.2(a).

“made available” or words of similar import shall mean that such documents or other information and materials has been posted to a virtual data room managed by the Company at http://www.box.com at least 24 hours prior to the execution and delivery of this Agreement by the parties hereto.

“Material Contracts” is defined in Section 4.15(c).

“Merger” is defined in the Background.

“Merger Consideration” is defined in Section 2.4.

“Merger Sub” is defined in the Preamble.

“Merger Sub Shares” is defined in Section 2.5(a).

“Multiemployer Plan” means any Pension Plan (as defined below) which is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital Adjustment Amount” means the amount of cash equal to the Closing Net Working Capital minus the Target Net Working Capital, which may be a positive or negative amount.

“Net Working Capital” means the amount by which the current assets of the Company set forth on the Net Working Capital Schedule on a consolidated basis (including Closing Cash) exceed the amount of current liabilities of the Company set forth on the Net Working Capital Schedule on a consolidated basis (excluding Closing Indebtedness and Transaction Costs), each determined in a manner consistent with the preparation of the Financial Statements, Net Working Capital Schedule and the Target Net Working Capital, including the application of GAAP therein, consistently applied except to the extent noted on the Net Working Capital Schedule, and, to the extent consistent with GAAP, shall be consistent in all material respects with the books and records of the Company and shall be calculated in accordance with the principles, procedures, classifications, judgment and estimation methodologies set forth on the Net Working Capital Schedule. For the avoidance of doubt, for purposes of calculating Net Working Capital, deferred revenues shall not be considered a liability and, even if identified on the Net Working Capital Schedule, shall not be factored into the calculation of Net Working Capital or otherwise reduce the Net Working Capital calculation.

“Net Working Capital Schedule” means the schedule attached hereto as Exhibit C, which schedule contains the calculations and principles used to determine the Target Net Working Capital.

“Non-Employee Company Option Holders” means Company Option Holders that neither are nor have been employees of the Company.

“Notice of Claim” is defined in Section 10.3(a).

“Notice of Disagreement” is defined in Section 2.4(d)(ii).

“Open Source Software” is defined in Section 4.13(g).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Outstanding Shares” means outstanding shares of Common Stock and Preferred Stock as of the Closing Date.

“Party” and “Parties” is defined in the Preamble.

“Paying Agent” is defined in Section 2.6.

“Payment Fund” means all amounts held by the Paying Agent from time to time for payment to the Equity Holders as provided herein.

“Pension Plan” means each Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Claim Threshold” is defined in Section 10.2(c).

“Per Share Consideration” means an amount equal to (a) the Aggregate Common Consideration divided by (b) the Aggregate Common Stock Equivalents.

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable or that may hereafter be paid without material penalty, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, and (d) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” is defined in Section 4.20.

“Post-Closing Statement” is defined in Section 2.4(d)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock.

“Preferred Warrant” means each outstanding warrant to purchase Preferred Stock.

“Privacy Statements” is defined in Section 4.13(i).

“Pro Rata Portion” means, with respect to each Company Indemnifying Party, the percentage equal to (a) the total consideration received by such Company Indemnifying Party pursuant to Section 2.5 (exclusive of the portion allocated thereto of the Escrow Amount and the Reserve Amount) divided by (b) the total consideration received by all Company Indemnifying Parties pursuant to Section 2.5 (exclusive of the portion allocated thereto of the Escrow Amount and the Reserve Amount).   For the avoidance of doubt, the sum of all Pro Rata Portions shall equal one hundred percent (100%).

“Proposal” is defined in Section 6.6.

“Protected Communication” is defined in Section 11.15(b).

“Registered IP” is defined in Section 4.13(b).

“Related Party” is defined in Section 4.23.

“Representative Losses” is defined in Section 11.13(b).

“Required Consents” is defined in Section 8.2(f).

“Required Stockholder Vote” is defined in Section 4.4.

“Reserve Account” is defined in Section 2.4(c)(iii).

“Reserve Amount” is defined in Section 2.4.

“Reserve Amount Release Date” is defined in Section 2.4.

“Restricted Stock Unit” means each outstanding restricted stock unit or similar rights to receive shares of Common Stock.

“Review Period” is defined in Section 2.4(d)(ii)

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” is defined in Section 11.15(a).

“Series A-1 Liquidation Preference” means either (a) $0.4447 multiplied by the total number of outstanding shares of Series A-1 Preferred Stock, or (b) if the Per Share Consideration is greater than $0.4447, $0.00.

“Series A-1 Preferred Stock” means shares of Series A-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series A-2 Liquidation Preference” means either (a) $0.45 multiplied by the total number of outstanding shares of Series A-2 Preferred Stock, or (b) if the Per Share Consideration is greater than $0.45, $0.00.

“Series A-2 Preferred Stock” means shares of Series A-2 Preferred Stock of the Company, par value $0.0001 per share.

“Series B Liquidation Preference” means either (a) $0.5981 multiplied by the total number of outstanding shares of Series B Preferred Stock, or (b) if the Per Share Consideration is greater than $0.5981, $0.00.

“Series B Preferred Stock” means shares of Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series B-1 Liquidation Preference” means either (a) $1.1545 multiplied by the total number of outstanding shares of Series B-1 Preferred Stock (inclusive, for the avoidance of doubt, the resulting shares of Series B-1 Preferred Stock being issued in connection with the exercise of Preferred Warrants at the Closing), or (b) if the Per Share Consideration is greater than $1.1545, $0.00.

“Series B-1 Preferred Stock” means shares of Series B-1 Preferred Stock of the Company, par value $0.0001 per share.

“Shareholder” and “Shareholders” means holders of any Outstanding Shares.

“Shareholders’ Representative” is defined in the Preamble.

“Software” is defined in Section 4.13(a).

“Straddle Period” is defined in Section 7.2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Capital Stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Subsidiary Shares” is defined in Section 4.3(b).

“Support Agreement” is defined in Section 6.8.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Surviving Corporation Common Shares” is defined in Section 2.5(a).

“Target Group” is defined in Section 11.15(b).

“Target Net Working Capital” means $0, the calculation of which is set forth on the Net Working Capital Schedule.

“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, unclaimed property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) or for failure to file any Tax Return, (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii) and (iv) any amounts payable under any tax sharing agreement or contract.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” is defined in Section 9.1(a)(ii).

“Termination Fee” is defined in Section 9.1(b).

“Third Party Claim” is defined in Section 10.4(a).

“Threshold” is defined in Section 10.2(d).

“Third Party Defense” is defined in Section 10.4(b).

“Transaction Costs” means, without duplication, the sum of the following costs and expenses to the extent not paid prior to the Closing: (i) all fees, costs and expenses incurred by the Company (or its Subsidiaries), or by any Equity Holder to the extent the Company (or its Subsidiaries) is liable to pay or reimburse such amounts, in connection with the transactions contemplated by this Agreement, including all legal, accounting, investment banking (including any broker’s fee), tax, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents; (ii) the amount of any change of control, golden parachute, bonus, severance or similar payments made or to be made by the Company (or its Subsidiaries) to employees of the Company (or its Subsidiaries) arising in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, amounts payable under the Change of Control Bonus Plan; provided that, for the avoidance of doubt, Transaction Costs shall not include any payments made by Buyer or the Surviving Corporation to Continuing Employees in connection with their continued employment with Buyer or the Surviving Corporation or to any former employee pursuant to any consulting arrangement entered into by Buyer or the Surviving Corporation, in each case with respect to any amounts paid at or following the Closing; (iii) employer portion of any payroll Taxes for which the Company (or its Subsidiaries) will become liable upon payment of any amounts pursuant to clauses (i) or (ii) with respect to amounts payable with respect to the Merger Consideration payable to the Employee Company Option Holders and Company Restricted Stock Unit Holders pursuant to Section 2.5(c)(ii) (including any such employer Taxes associated with the ultimate release to the Company Option Holders and the Company Restricted Stock Unit Holders of any portion of the Escrow Amount allocated to the Vested Company Options and the Vested Company Restricted Stock Units, as applicable, whether pursuant to Section 2.8(b) or otherwise); (iv) all costs, fees, premiums and expenses of purchasing the D&O Tail Policy, and (v) fifty percent (50%) of the fees payable to the Escrow Agent and the Paying Agent; provided further, however, notwithstanding anything to the contrary contained here, to the extent that any of the foregoing Transaction Costs result in a reduction in the Closing Net Working Capital, they shall be excluded from Transaction Costs definition above.

“Transaction Costs Certificate” is defined in Section 2.4(b)(ii).

“Transaction Documents” means this Agreement, the Support Agreements, the Voting and Support Agreements, the Consulting Agreement, and the Escrow Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Unaudited Financial Statements” is defined in Section 4.6(a).

“Unvested Company Option” means each Common Option that either (a) is unvested as of immediately prior to the Effective Time or (b) that has an exercise price that exceeds the Per Share Consideration for Common Stock (whether such Common Option is vested or unvested as of immediately prior to the Effective Time).

“Unvested Company Restricted Stock Unit” means each Common Restricted Stock Unit that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means each Common Option that is vested as of immediately prior to the Effective Time and has an exercise price that does not exceed the Per Share Consideration for Common Stock.

“Vested Company Restricted Stock Unit” means each Restricted Stock Unit that is vested as of immediately prior to the Effective Time.

“Voting and Support Agreement” means each Voting and Support Agreement executed by a Shareholder and delivered to Buyer substantially concurrently with the execution of this Agreement.

“Waived Matters” is defined in Section 6.4(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Web” is defined in Section 4.13(i).

“Working Capital Certificate” is defined in Section 2.4(b)(iv).

“Working Capital Methodology” is defined in Section 2.4(b)(iv).

ARTICLE II

THE MERGER

2.1     The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.2     Certificate of Incorporation and Bylaws.

(a)     At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit D hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)     At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit E hereto until thereafter changed or amended as provided therein or by applicable Law.

2.3     Officers and Directors. At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub shall be the officers of the Surviving Corporation.

2.4     Merger Consideration. The aggregate consideration to be paid by Buyer on the Closing Date with respect to the Outstanding Shares, Vested Company Options and Vested Company Restricted Stock Units of the Company shall be a cash amount that is equal to (a) Sixty Million Dollars ($60,000,000) (the “Base Amount”), minus (b) the aggregate amount of all Transaction Costs, to the extent not paid on or prior to the Closing Date, minus (c) the aggregate amount of all Closing Indebtedness, to the extent not paid prior to the Closing Date, and plus (d) if the Net Working Capital Adjustment Amount is a positive amount, the Net Working Capital Adjustment Amount, or minus (e) if the Net Working Capital Adjustment Amount is a negative amount, the Net Working Capital Adjustment Amount (the “Merger Consideration”). Six Million Dollars ($6,000,000) of the Merger Consideration (the “Escrow Amount”) will be withheld and placed in a third party escrow until the date that is twelve (12) months from the Closing Date (the “Escrow Release Date”) and $50,000 of the Merger Consideration (the “Reserve Amount”) will be held by the Shareholders’ Representative until released pursuant to the terms of Section 11.13 hereof (the “Reserve Amount Release Date”).

(a)     The Company shall deliver to Buyer an allocation schedule which shall set forth the following, in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents: (A) the amount of Merger Consideration to be received by each Equity Holder (assuming no deductions related to the Escrow Amount or the Reserve Amount) (B) the portion of the Escrow Amount and the Reserve Amount allocated to each Equity Holder, as applicable, (C) the total Merger Consideration paid to each Equity Holder (after deductions related to the Escrow Amount and the Reserve Amount, as applicable), and (D) each Equity Holder’s Pro-Rata Portion (expressed as a percentage) (the “Allocation Schedule”). The form of the Allocation Schedule shall be agreed upon by Buyer and the Company as of the date hereof.

(b)     Payment Certifications. At, and as a condition to, the Closing, the Company shall cause the following certifications to be delivered to Buyer:

(i)     A certificate of the Chief Executive Officer of the Company (the “Allocation Certificate”) certifying (i) the Allocation Schedule was prepared in accordance with the terms and conditions of this Agreement; and (ii) the information set forth on such Allocation Schedule is true, correct and complete;

(ii)     A certificate of the Vice President of Finance of the Company (the “Transaction Costs Certificate”) certifying, on behalf of the Company, as to the total amount of all Transaction Costs that will be outstanding as of the Effective Time (which Transaction Costs Certificate shall include certifications that there are no additional Transaction Costs incurred prior to the Effective Time other than those reflected therein, and as to each Person to whom Transaction Costs are owed at the Effective Time, identify such Person and the amount thereof), along with wire transfer or other instructions for payment of the Transaction Costs;

(iii)     A certificate of the Vice President of Finance of the Company (the “Indebtedness Certificate”) certifying, on behalf of the Company, as to the total amount of the Closing Indebtedness outstanding as of the Closing (which Indebtedness Certificate shall include certifications (i) that there is no Closing Indebtedness other than the Closing Indebtedness reflected therein and (ii) as to each lender to whom Closing Indebtedness is owed at the Effective Time and the amount thereof), along with wire transfer or other instructions for payment of the Closing Indebtedness outstanding at the Effective Time; and

(iv)     A certificate of the Vice President of Finance of the Company (the “Working Capital Certificate”) certifying as to the amount of the Net Working Capital Adjustment Amount and the Closing Net Working Capital. The Closing Net Working Capital, and Net Working Capital Adjustment Amount (and the individual elements thereof, as applicable) shall be determined and prepared in accordance with GAAP, except to the extent noted on the Net Working Capital Schedule, and consistently with the policies, principles, procedures and methodologies used in calculating the Target Net Working Capital as set forth on the Net Working Capital Schedule (the “Working Capital Methodology”).

(c)     Closing Payments. At the Closing, Buyer shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:

(i)     With respect to the Shareholders and Non-Employee Company Option Holders and holders of Company Warrants that are being net exercised in connection with the Closing, to the Paying Agent, a cash amount equal to the portion of the Initial Merger Consideration payable to such Equity Holders in each case, as set forth on the Allocation Schedule, which amount shall constitute the initial Payment Fund and shall be disbursed to the Shareholders and Non-Employee Company Option Holders by the Paying Agent in accordance with the payment procedures set forth in Section 2.5 below.

(ii)     With respect to Employee Company Option Holders and Company Restricted Stock Unit Holders, to the Company to be paid through the Company’s payroll systems, a cash amount equal to the portion of the Initial Merger Consideration payable to such Equity Holders, in each case, as set forth on the Allocation Schedule). Such amount shall be disbursed, after the deduction of applicable Tax withholdings and payroll charges associated with such payment (other than any employer related taxes) associated with such disbursements (which shall be remitted to the applicable authorities), to Employee Company Option Holders and Company Restricted Stock Unit Holders by the Company in accordance with the payment procedures set forth in Section 2.5 below.

(iii)     To the Escrow Agent, the Escrow Amount.

(iv)     To the Shareholders’ Representative for the benefit of the Equity Holders, to such account as will be specified in writing by the Shareholders’ Representative, the Reserve Amount, which amount will be held in a separate account established by the Shareholders’ Representative (the “Reserve Account”) and used solely for the purpose of paying the Shareholders’ Representative’s expenses.

(v)     To the applicable creditor(s) of the Company identified on the Indebtedness Certificate, the amount(s) of Closing Indebtedness owed to such creditor(s), pursuant to wire instructions set forth on the Indebtedness Certificate.

(vi)     To the applicable payees set forth on the Transaction Costs Certificate, the amount of the Transaction Costs owed by the Company to such parties, pursuant to wire instructions set forth on the Transaction Costs Certificate; provided, however that the amount of any change of control, golden parachute, bonus, severance or similar payments made or to be made by the Company (or its Subsidiaries) to the applicable employees or former employees of the Company (or its Subsidiaries) arising in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, amounts payable under the Change of Control Bonus Plan) not otherwise paid by the Company prior to the Closing Date shall be paid by the Company through the Company’s payroll systems on the Closing Date but prior to the Closing, after the deduction of applicable Tax withholdings and payroll charges associated with such payments (other than any employer related taxes) associated with such payments (which shall be remitted to the applicable authorities).

(d)     Post-Closing Adjustments. The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 2.4(d).

(i)     Within sixty (60) days after the Closing Date, Buyer shall provide to the Shareholders’ Representative a statement (the “Post-Closing Statement”) of: (i) the Transaction Costs, (ii) the Closing Indebtedness, and (iii) the Closing Net Working Capital prepared in accordance with the terms of this Agreement.

(ii)     Buyer shall (i) permit the Shareholders’ Representative to have reasonable access to the books and records pertaining to or used in connection with the preparation of the Post-Closing Statement and Buyer’s calculation of the Transaction Costs, the Closing Indebtedness, and Closing Net Working Capital, and (ii) provide the Shareholders’ Representative reasonable access to Buyer’s and the Company’s employees and accountants as reasonably requested by the Shareholders’ Representative. The Shareholders’ Representative shall notify Buyer of its acceptance or dispute of any amounts reflected on the Post-Closing Statement within forty-five (45) calendar days after the Shareholders’ Representative’s receipt of such statement (such 45-day period hereinafter referred to as the “Review Period”). Any such notice of disagreement (the “Notice of Disagreement”) shall specify those items or amounts as to which the Shareholders’ Representative disagrees (and shall include the Shareholders’ Representative’s proposed changes to the calculation of the Transaction Costs, the Closing Indebtedness and the Closing Net Working Capital, as applicable).

(iii)     In the event of a dispute with respect to the Post-Closing Statement, Buyer and the Shareholders’ Representative shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and the Shareholders’ Representative are unable to reach a resolution to such effect within thirty (30) calendar days after Buyer’s receipt of the Notice of Disagreement, Buyer and the Shareholders’ Representative shall submit the amounts remaining in dispute for resolution to an independent nationally recognized accounting firm mutually acceptable to the Buyer and the Shareholders’ Representative (the “Independent Accountant”). The Independent Accountant shall be directed to, within thirty (30) calendar days after such submission, determine and report to the parties upon the remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Independent Accountant shall be authorized to resolve only those items remaining in dispute between Buyer and the Shareholders’ Representative, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review. Buyer, on the one hand, and the Shareholders’ Representative (solely on behalf of the Equity Holders), on the other, shall each pay fifty percent (50%) the fees and disbursements of the Independent Accountant; provided, that upon resolution of the dispute by the Independent Accountant, the prevailing Party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other Party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant.

(iv)     No later than ten (10) Business Days after the Transaction Costs, the Closing Indebtedness, and Closing Net Working Capital shall be finally determined in accordance with this Section 2.4(d), Buyer or the Shareholders’ Representative, as applicable, shall jointly instruct the Escrow Agent to make, or cause to be made, the following payments pursuant to the terms of this Agreement and the Escrow Agreement:

(A)

If the sum of the amounts of Transaction Costs and Closing Indebtedness as finally determined in accordance with this Section 2.4(d) is greater than the sum of the amounts of Transaction Costs and Closing Indebtedness reflected on the Transaction Costs Certificate and the Indebtedness Certificate, Buyer and the Shareholders’ Representative shall instruct the Escrow Agent to remit to Buyer the amount of such excess from the Escrow Amount; provided, that if the amount of the Escrow Fund available for payment is less than the such amount to be paid, then the Buyer may seek indemnification from the Company Indemnifying Parties on a several and not joint basis, based on their Pro Rata Portion of any such amount in excess of the Escrow Fund, provided, however that the Company Indemnifying Parties’ indemnity obligations hereunder shall be subject to the limitations on indemnity set forth in Article X including, for the avoidance of doubt, the limitation of a Company Indemnifying Parties’ liability hereunder to the amount of the Merger Consideration actually received by such Company Indemnifying Party;

(B)

If the sum of the amounts of the Transaction Costs and the Closing Indebtedness as finally determined in accordance with this Section 2.4(d) is less than the sum of the amounts of the Transaction Costs and the Closing Indebtedness reflected on the Transaction Costs Certificate and the Indebtedness Certificate, Buyer shall pay the amount of such shortfall to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders at the direction of the Shareholders’ Representative; and

(C)

If (i) the Closing Net Working Capital as finally determined in accordance with this Section 2.4(d) is less than the Closing Net Working Capital reflected on the Working Capital Certificate, the Buyer and the Shareholders Representative shall instruct the Escrow Agent to pay to Buyer the amount of such difference from the Escrow Fund; provided, that if the amount of the Escrow Fund available for payment is less than the such amount to be paid, then the Buyer may seek indemnification from the Company Indemnifying Parties on a several and not joint basis, based on their Pro Rata Portion of any such amount in excess of the Escrow Fund, provided, however that the Company Indemnifying Parties’ indemnity obligations hereunder shall be subject to the limitations on indemnity set forth in Article X including, for the avoidance of doubt, the limitation of a Company Indemnifying Parties’ liability hereunder to the amount of the Merger Consideration actually received by such Company Indemnifying Party, and (ii) if the Closing Net Working Capital as finally determined in accordance with this Section 2.4(d) is greater than the Closing Net Working Capital reflected on the Working Capital Certificate, Buyer shall pay the amount of such excess to the Paying Agent and the Surviving Corporation for further distribution to the Equity Holders at the direction of the Shareholders’ Representative.

The aggregate payments to be made by Buyer or the Shareholders’ Representative as a result of all adjustments to the Merger Consideration pursuant to this Section 2.4(d) may be netted against all amounts owed to such party as a result of such adjustment to the Merger Consideration.

2.5     Effect on Capital Stock. At the effective time, by virtue of the Merger and without any further action on the part of any Party or the holder of any of the following securities:

(a)     Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub (“Merger Sub Shares”) will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Shares”) with the same rights, powers and privileges as shares of common stock of Merger Sub so converted. Each certificate representing Merger Sub Shares will at the Effective Time represent an equal number of shares of Surviving Corporation Common Shares.

(b)     Cancellation of Treasury Shares of the Company. All shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time and are owned directly or indirectly by the Company (whether as treasury shares or otherwise) or Buyer, Merger Sub or their respective Subsidiaries will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(c)     Conversion of Company’s Capital Stock.

(i)     Company Preferred Stock

(A)

Company’s Series B-1 Preferred Stock. Unless converted to Common Stock in accordance with the Company’s Organizational Documents as in effect immediately prior to the Effective Time, each share of the Company’s Series B-1 Preferred Stock (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time, including any shares issuable upon exercise of outstanding Preferred Warrants that are exercised in connection with the Closing, (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof be automatically converted into the right to receive, on parity with the payments referenced in Section 2.5(c)(i)(B) and prior and in preference to the payments referenced in Section 2.5(c)(i)(C) and (D) and Section 2.5(c)(ii), (iii) and (iv), (1) an amount equal to the Initial Merger Consideration Percentage multiplied by $1.1545 in cash, without any interest thereon, and (2) the amounts, if any, that become payable in respect of such Outstanding Share in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement.

(B)

Company’s Series B Preferred Stock. Unless converted to Common Stock in accordance with the Company’s Organizational Documents as in effect immediately prior to the Effective Time, each share of the Company’s Series B Preferred Stock (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof be automatically converted into the right to receive. on parity with the payments referenced in Section 2.5(c)(i)(A) and prior and in preference to the payments referenced in Section 2.5(c)(i) (C) and (D) and Section 2.5(c)(ii), (iii) and (iv) an amount equal to (1) the Initial Merger Consideration Percentage multiplied by $0.5981 in cash, without any interest thereon, and (2) the amounts, if any, that become payable in respect of such Outstanding Share in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement.

(C)

Company’s Series A-2 Preferred Stock. Unless converted to Common Stock in accordance with the Company’s Organizational Documents as in effect immediately prior to the Effective Time, each share of the Company’s Series A-2 Preferred Stock (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof be automatically converted into the right to receive, on parity with the payments referenced in Section 2.5(c)(i)(D) and prior and in preference to the payments referenced in Section 2.5(c)(ii), (iii) and (iv), an amount equal to (1) the Initial Merger Consideration Percentage multiplied by $0.45 in cash, without any interest thereon, and (2) the amounts, if any, that become payable in respect of such Outstanding Share in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement.

(D)

Company’s Series A-1 Preferred Stock. Unless converted to Common Stock in accordance with the Company’s Organizational Documents as in effect immediately prior to the Effective Time, each share of the Company’s Series A-1 Preferred Stock (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time, (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof be automatically converted into the right to receive, on parity with the payments referenced in Section 2.5(c)(i)(C) and prior and in preference to the payments referenced in Section 2.5(c)(ii), (iii) and (iv), an amount equal to (1) the Initial Merger Consideration Percentage multiplied by $0.4447 in cash, without any interest thereon, and (2) the amounts, if any, that become payable in respect of such Outstanding Share in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement.

(ii)     Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (whether vested or unvested), including shares of Common Stock issued upon conversion of any shares of Preferred Stock converted to Common Stock immediately prior to the Effective Time and shares of Common Stock issued upon exercise of any Common Option or Common Warrant exercisable therefor and exercised immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof (except in the case of a Common Warrant), automatically convert into the right to receive (1) the Per Share Consideration multiplied by the Initial Merger Consideration Percentage in cash, without any interest thereon, as more fully set forth on the Allocation Schedule, and (2) the amounts, if any, that become payable in respect of such Outstanding Share in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement.

(iii)     Options. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Company Board will adopt appropriate resolutions and take all other actions as may be required to provide that any Vested Company Option that is outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, be cancelled, terminated and converted into the right to receive, for each share of Common Stock subject to such Vested Company Option, a payment, without interest thereon, which shall be equal to (1) (y) the Initial Merger Consideration Percentage multiplied by (z) the amount by which the Per Share Consideration for Common Stock exceeds the per share exercise price of such Vested Company Option, multiplied by the number of shares of Common Stock subject to such Vested Company Option, and (2) the amounts, if any, that become payable in respect of such Vested Company Option in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement, in each case as more fully set forth on the Allocation Schedule, and less any reduction for any applicable Tax withholdings and payroll charges associated with such payment (other than any employer related taxes). Each Unvested Company Option that is outstanding immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, or the holder thereof, be cancelled and terminated without payment of any consideration. The Company shall take all actions that are necessary and appropriate to provide for such cancellation, termination and conversion, as applicable.

(iv)     Restricted Stock Units. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Company Board will adopt appropriate resolutions and take all other actions as may be required to provide that any Vested Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, be cancelled, terminated and converted into the right to receive, for each share of Common Stock subject to such Vested Company Restricted Stock Unit, a payment, without interest thereon, which shall be equal to (1) the Per Share Consideration for Common Stock multiplied by the Initial Merger Consideration Percentage, and (2) the amounts, if any, that become payable in respect of such Vested Company Restricted Stock Unit in the future from the Escrow Fund and the Reserve Account as provided in this Agreement and in the Escrow Agreement, and as more fully set forth on the Allocation Schedule, and less any reduction for any applicable Tax withholdings and payroll charges associated with such payment (other than any employer related taxes). Each Unvested Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, or the holder thereof, be cancelled and terminated without payment of any consideration. The Company shall take all actions that are necessary and appropriate to provide for such cancellation termination and conversion, as applicable.

(v)     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of the Company’s Capital Stock that are issued and outstanding immediately prior to the Closing Date and which are held by an Equity Holder who has properly exercised and perfected his, her or its appraisal rights for such shares in accordance with Section 262 of the DGCL and, as applicable, Chapter 13 of the California Corporations Code (the “CCC”), and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Capital Stock set forth in this Section 2.5(c), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL and the CCC, as applicable. Notwithstanding the provisions of this Section 2.5(c), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL and the CCC, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company’s Capital Stock set forth in this Section 2.5(c), without interest, upon surrender of the certificate representing such shares and otherwise in accordance with this Agreement. The Company shall give Buyer (i) notice within two (2) business days of any demand received by the Company for appraisal of the Company’s Capital Stock or notice of exercise of a Company Shareholder appraisal or dissenters’ rights, or any notice to withdraw such demand or appraisal right; and (ii) the opportunity to consult with the Company and the Shareholders’ Representative regarding all negotiations and proceedings with respect to demands for appraisal under the DGCL and the CCC, as applicable. Each of the Shareholders’ Representative and the Buyer, respectively, agrees that, except with the other Party’s (Buyer or Shareholders’ Representative’s, as applicable) prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal or dissenters’ rights. To the extent that Buyer, the Company or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement or (ii) incurs any other reasonable costs or expenses (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Dissenting Share Payments (as defined below) as a result of such exercise is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Buyer with respect to such Dissenting Shares in accordance with Section 2.5(c)(v) hereof had they not been Dissenting Shares) (together, “Dissenting Shares Payments”), Buyer shall be entitled to indemnification in accordance with Article X.

(d)     Exchange Procedures.

(i)     As soon as practicable after the date hereof, the Company shall deliver to every holder of record of Outstanding Shares, Preferred Warrants, Common Warrants, Vested Company Options and Vested Company Restricted Stock Units: (A) a letter of transmittal in the form supplied by the Buyer (the “Letter of Transmittal”) and (B) if applicable and required by Buyer, instructions for use of the Letter of Transmittal in effecting the surrender of outstanding certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive consideration pursuant to Section 2.5, it being understood that the Company will not issue certificates to holders of outstanding Company Options, Preferred Warrants or Common Warrants exercised in connection with the Closing (the “Certificates”) in exchange for the Merger Consideration. If required by Buyer, the Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Paying Agent, together with a properly completed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as the Buyer or the Paying Agent may reasonably specify.

(ii)     Promptly after delivery (and in any event within three (3) Business Days following the Closing Date or on the Closing Date if delivered at least three (3) Business Days prior to the Closing Date) to the Paying Agent of (A) in the case of a Shareholder, a Certificate(s) or affidavit of lost Certificate, if applicable and required by Buyer, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, and (B) in the case of a Non-Employee Company Option Holder, a properly completed and duly executed Letter of Transmittal and any other documentation required thereby (1) the holder of record of such Certificate(s), Vested Company Options or Vested Company Restricted Units shall be entitled to receive a check or wire transfer representing the cash amounts that such holder has the right to receive in connection with the Closing pursuant to Section 2.5 in respect of such Certificate, Vested Company Options, Vested Company Restricted Stock Units or Company Warrant and (2) if applicable, such Certificate(s) shall be cancelled.

(iii)     Promptly after delivery (or on the Closing Date if delivered at least three (3) Business Days prior to the Closing Date) to the Company of a properly completed and duly executed Letter of Transmittal and any other documentation required thereby by an Employee Company Option Holder or a Company Restricted Stock Unit Holder the holder of record of such Vested Company Options or Vested Company Restricted Unit shall be entitled to receive a check or wire transfer representing the cash amounts that such holder has the right to receive in connection with the Closing pursuant to Section 2.5 in respect of such Vested Company Options or Vested Company Restricted Stock Units, less any applicable Tax withholdings and payroll charges associated with such payment (other than any employer related taxes).

2.6     Appointment of Paying Agent. Prior to the Closing Date, Buyer will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the consideration to be paid to the Shareholders and Non-Employee Company Option Holders (the “Paying Agent”) pursuant to a paying agent agreement entered into between Buyer, Shareholders’ Representative and the Paying Agent.

2.7     Closing of Transfer Books; Unclaimed Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. Following the Merger, the holders of Company Shares prior to the Effective Time shall look only to Buyer for payment of the applicable portion of the Merger Consideration. Neither of Buyer nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount properly paid to a public official under any applicable property, escheat or similar Laws.

2.8     Establishment and Release of Escrow Fund. At the Closing, in accordance with the Escrow Agreement, Buyer shall deposit or cause to be deposited with the Escrow Agent, the Escrow Amount. The Escrow Amount will be used to provide a source of funding to the Buyer Indemnitees for any Losses for which such Buyer Indemnitees are entitled to be indemnified pursuant to Section 10.2. The Escrow Amount, as may be increased from time to time by interest accruing thereon if applicable and as reduced from time to time by any indemnifiable Losses under Section 10.2 paid out from the Escrow Amount (the “Escrow Fund”), will be maintained by the Escrow Agent until the Escrow Release Date, at which time it shall be distributed to the Company Indemnifying Parties, based on their Pro Rata Portion, in accordance with the Escrow Agreement and Section 10.5 of this Agreement. Any amount in the Escrow Fund allocated to Company Option Holders and Company Restricted Stock Unit Holders shall be subject to provisions set forth in the Escrow Agreement that satisfy in all material respects the requirements of Internal Revenue Procedure 92-64, such that no portion of such amount is constructively received by any Company Option Holder or Company Restricted Stock Unit Holder for Tax purposes at the time the amount is deposited into any separate account for purposes of this Escrow Fund, and any such amount shall be payable to Company Option Holders and Company Restricted Stock Unit Holders in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv).

2.9     Establishment and Release of Reserve Account. At the Closing, in accordance with this Agreement, Buyer shall deposit or cause to be deposited with the Shareholders’ Representative, the Reserve Amount for the establishment of the Reserve Account, to be maintained and administered in accordance with Section 11.13, and following the completion of the Shareholders’ Representative duties, the Shareholders’ Representative shall remit any remaining amounts in the Reserve Account to the Paying Agent for further delivery to the Company Indemnifying Parties, based on their Pro Rata Portion, in accordance with Section 2.5 and Section 11.13.

2.10     Withholding. Each of the Company and Buyer, as applicable, shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal, state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

2.11     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances required by applicable Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company or Merger Sub and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances required by applicable Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Corporation are fully authorized in the name of either of the Company or Merger Sub to take any and all such action.

ARTICLE III

THE CLOSING

3.1     The Closing. The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA at 10:00 a.m. (local time) on the date that is two Business Days after the date on which there has been a satisfaction or waiver of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless the Company and Buyer agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the “Closing Date.” In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in .PDF format) transmission to the respective offices of legal counsel for the Parties, as applicable, of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (if requested) to be delivered by overnight courier service on the next business day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. On the Closing Date, the Company and Buyer shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL.

3.2     Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a)     The Company shall deliver or cause to be delivered the following items:

(i)     Duly executed counterparts to each of the Transaction Documents to which the Company, the Shareholders or the Shareholders’ Representative is party;

(ii)     A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of the Company in such jurisdiction;

(iii)     A certificate of the Secretary of the Company, given by him on behalf of the Company and not in his individual capacity, certifying as to the (A) certificate of incorporation and the bylaws of the Company, (B) resolutions of the Company’s Board of Directors authorizing the Transaction Documents and the transactions contemplated hereby, and (C) resolutions of the Shareholders of Company representing the Required Stockholder Vote;

(iv)     The Allocation Schedule;

(v)     The resignations referenced in Section 6.7;

(vi)     The Transaction Costs Certificate;

(vii)     The Allocation Certificate;

(viii)     The Indebtedness Certificate;

(ix)     The Working Capital Certificate;

(x)     The Support Agreements or Voting and Support Agreements duly executed by (x) the holders of 95% of the outstanding shares of Company Capital Stock (Preferred Stock and Common Stock, calculated on an as-converted basis) and (y) the holders of 90% of the outstanding Company Capital Stock (Preferred Stock and Common Stock, calculated on an as-converted basis), outstanding Vested Company Options and outstanding Vested Company Restricted Stock Units, taken together in the aggregate;

(xi)     The Consulting Agreement executed by Dasharath Gopinath;

(xii)     Duly executed offer letters by the Key Employees as required by Section 8.2(k);

(xiii)     All necessary forms and certificates complying with applicable Law, duly executed and in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code; and

(xiv)     The additional deliverables referenced in Section 8.2.

(b)     Buyer shall deliver (or cause the Surviving Corporation to deliver) the following items:

(i)     Duly executed counterparts to the Transaction Documents to which it is a party;

(ii)     A certificate of the Secretary or Assistant Secretary of Buyer, given by him on behalf of Buyer and not in his individual capacity, certifying as to the articles of incorporation and the bylaws of Buyer and as to the resolutions of the Buyer’s Board of Directors authorizing the Transaction Documents and the transactions contemplated hereby;

(iii)     Certificates of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer and the Merger Sub in such jurisdiction;

(iv)     Certificates of the Secretary of Merger Sub, given by him on behalf of Merger Sub and not in his individual capacity, certifying as to the certificate of incorporation and the bylaws of Merger Sub and as to the resolutions of the Board of Directors and stockholder of the Merger Sub, authorizing the Transaction Documents and the transactions contemplated hereby;

(v)     To the applicable creditors identified on the Transaction Costs Certificate, on behalf of the Shareholders, the Company or its Subsidiaries, payment of all Transaction Costs;

(vi)     To the Paying Agent, the Initial Merger Consideration, provided that any portion of the Initial Merger Consideration in excess of the Base Amount may be funded to the Paying Agent within one Business Day following the Closing;

(vii)     To the Company’s or its Subsidiaries’ applicable creditors, on behalf of the Company or its Subsidiaries, payment of all Indebtedness identified on the Indebtedness Certificate; and

(viii)     A certificate of Buyer and Merger Sub to the effect set forth in Section 8.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules accompanying this Agreement (collectively, the “Company Disclosure Schedule”), the Company hereby represents and warrants as of the date of this Agreement and as of the Closing to both Buyer and the Merger Sub as follows:

4.1     Organization and Good Standing.

(a)     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(i)     The Organizational Documents of the Company, which have previously been furnished to Buyer, reflect all amendments thereto and are true, correct and complete.

(b)     Schedule 4.1 contains a true and complete list of (i) the jurisdictions in which the Company is qualified to conduct business and (ii) all countries in which the Company or any of its Subsidiaries conducts business.

4.2     Capitalization.

(a)     The authorized Capital Stock of the Company consists of 72,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 23,760,000 shares of Preferred Stock. All of the Outstanding Shares are, and all shares of Capital Stock that may be issued upon exercise of Common Options, Common Warrants and Preferred Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute or the Company’s Organizational Documents that have not been complied with or otherwise waived. As of the date of this Agreement, the Outstanding Shares are owned of record and beneficially by the holders of Company Shares in the amount set forth on Schedule 4.2(a). Schedule 4.2(b) accurately sets forth all of the issued and outstanding Common Options and Restricted Stock Units and the number of issued and outstanding Common Options and Restricted Stock Units held by each holder as of the date of this Agreement. As of the date of this Agreement, other than the Outstanding Shares set forth in Schedule 4.2(a), the Common Options, the Warrants and the Restricted Stock Units set forth on Schedule 4.2(b), the Company does not have outstanding any shares of Capital Stock or any other Equity Securities. All Common Options issued under the Company’s 2005 Equity Incentive Plan have either been terminated and cancelled, exercised or vested prior to the date hereof.

(b)     All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are free of any Liens (other than those created pursuant to applicable securities laws and agreements with the Company and/or other Equity Holders), were not offered, issued or granted in violation of any preemptive or similar rights of any Person or any Contract to which the Company is a party or by which it is bound. The Common Options are duly authorized and were not issued in violation of any applicable preemptive or similar rights of any Person.

(c)     All securities of the Company have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents and applicable Contracts.

(d)     Except as set forth on Schedule 4.2(d), there are no outstanding or authorized options, warrants, Contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock, appreciation rights, performance based rights or other similar rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition, redemption or acquisition or registration under the Securities Act and all rules and regulations promulgated thereunder, or any foreign securities Law, sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any of its equity or any rights or interests exercisable therefor.

(e)     No Person other than the Equity Holders listed in the Allocation Schedule, is entitled to receive any payment or property in connection with the Merger in respect of any Company Share or other Equity Security of the Company. The Allocation Schedule shall be as of the Closing Date accurate and complete, and the calculations performed to compute the information contained therein comply with the applicable provisions of this Agreement and the Organizational Documents of the Company as in effect immediately prior to the Effective Time.

(f)     Except as set forth in Schedule 4.2(f), the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

(g)     No dividends or other distributions with respect to any Company Shares have ever been made or declared, and none have accrued.

(h)     Each grant of the Common Options was made at a per share exercise price that was not less than the fair market value of a share of Common Stock on the applicable grant date. All securities of the Company have been issued and granted in material compliance with all securities Laws.

(i)     If filed prior to the Closing, the Charter Amendment shall have been duly and validly approved by the shareholders of the Company in accordance with the DGCL and in accordance with the Company’s Organizational Documents as they existed prior to such Charter Amendment.

4.3     Subsidiaries of the Company.

(a)     Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Schedule 4.3 contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation, the jurisdictions in which each such Subsidiary is qualified to do business, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock, which hold such Capital Stock free and clear of all Liens. All of the outstanding shares of Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any applicable preemptive or similar right or federal or state securities Law.

(c)     Other than the Subsidiary Shares set forth on Schedule 4.3, no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Securities.

4.4     Authority and Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, and to consummate the Merger. The execution and delivery of this Agreement, any of the Transaction Documents to which the Company is a party and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. The Company Board has determined that this Agreement and the consummation of the Merger are advisable and fair to the Company and the Shareholders and has unanimously approved this Agreement and the other Transaction Documents and declared the advisability of this Agreement and the other Transaction Documents and the Merger. Except for the adoption by holders of a majority of the Outstanding Shares and the holders of a majority of the outstanding Preferred Stock of this Agreement and the transactions contemplated hereby (the “Required Stockholder Vote”), no other vote of the Company’s shareholders is required in connection with the consummation of the transactions contemplated hereby. This Agreement and any Transaction Document to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.5     No Conflicts; Consents.

(a)     Except for any notices, filings, consents or approvals set forth in Schedule 4.5, the execution and delivery of this Agreement by the Company do not, and the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents by the Company will not directly or indirectly (i) violate, conflict with or result in a violation of any of the provisions of any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) violate, conflict with or result in a violation or breach of, result in a default under, or require the consent or approval of any party to, any Contract to which the Company or any of its Subsidiaries is a party, (iii) violate, conflict with or result in a violation of any of the terms or requirements of any Order or Law applicable to the Company, its Subsidiaries or any of the properties or assets owned, used or controlled by the Company or any of its Subsidiaries, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries.

(b)     No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents, except for the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware in relation to the DGCL.

4.6     Financial Statements.

(a)     Except as set forth in Schedule 4.6(a), the audited balance sheet of the Group Companies and the related audited statements of income and retained earnings, shareholders’ equity and cash flow, for the fiscal years ended December 31, 2013, 2014 and 2015 (collectively, the “Audited Financial Statements”), and the unaudited balance sheet of the Group Companies as of December 31, 2016, and the related unaudited statements of income and retained earnings, shareholders’ equity and cash flow for the fiscal year then ended, (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), (i) are correct and complete in all material respects, (ii) are consistent with the books and records of the Group Companies, as applicable, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and (iv) fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes. The consolidated balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)     No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company. The Company does not have any liabilities that would be required to be set forth or provided for in a balance sheet prepared in accordance with GAAP other than (a) as reflected in the Unaudited Financial Statements (including the related notes thereto), (b) liabilities incurred after the date of such Unaudited Financial Statements in the ordinary course of business consistent with past practice, (c) contractual and other liabilities of a type not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP under the Contracts identified on Schedule 4.15, (d) Transaction Costs, (e) liabilities set forth on Schedule 4.6(b), and (f) liabilities that do not exceed $50,000 in the aggregate. Neither the Company nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors or executive officers (or equivalent thereof). Neither the Company nor any of its Subsidiaries are a party to any off-balance sheet arrangements that could have a current or future effect upon the Company’s consolidated financial condition or results of operations.

(c)     The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.7     Banking Relationships. Set forth on Schedule 4.7 are the names and locations of all banks and trust companies in which the Group Companies has banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.

4.8     Accounts Receivable. All notes receivable and accounts receivable are reflected on the Balance Sheet and arose in the ordinary course of business out of bona fide arms-length transactions for the sale of goods or performance of services. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable. Schedule 4.8 sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Balance Sheet.

4.9     Taxes.

(a)     All Tax Returns required to have been filed by each Group Company have been timely filed (taking into account valid extensions), and each such Tax Return was complete and accurate in all material respects. Schedule 4.9(a) contains a list of all jurisdictions (whether foreign or domestic) in which each Group Company files Tax Returns. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Group Company has received a written claim or has Knowledge of any other claim by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or may be subject to Tax by that jurisdiction.

(b)     All Taxes due and owing by each Group Company (whether or not shown on any Tax Return) have been timely paid. The Balance Sheet reflects adequate reserves in accordance with GAAP for all liabilities for Taxes accrued by the Group Companies but not yet paid as of the date of the Balance Sheet.

(c)     There is no audit, examination, suit, proceeding or claim currently pending or threatened in writing against any Group Company in respect of any Taxes. No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Governmental Entity against any Group Company.

(d)     Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

(e)     No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)     No Group Company (x) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common Buyer of which was the Company) or (y) has any Liability for the Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. No Group Company is a party to any Tax allocation or sharing agreement.

(g)     No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii)     intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv)     installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)     prepaid amount received on or prior to the Closing Date.

(h)     No Group Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(i)     Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)     No Group Company is or has ever been a United States Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code). No Group Company owns any stock, equity, options or other interest in any Person that is a “controlled foreign corporation” (within the meaning of Code Section 957) or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)     No Group Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(l)     All material related party transactions involving any Group Company or their Affiliates have been supported by an arm’s length study in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and to the extent applicable, any comparable provisions of state, local or foreign Law.

(m)     Neither the Company nor any of its Subsidiaries has had a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than its country of formation.

(n)     Notwithstanding any provision of this Agreement to the contrary, no Group Company makes any representations regarding the amount or availability of any net operating loss, credit or other Tax attribute of any Group Company after the Closing.

4.10     Compliance with Law; Authorizations.

(a)     Except as set forth on Schedule 4.10(a), (i) each of the Group Companies is, and has at all times been, in compliance in all material respects with all Laws to which their business is subject, (ii) no investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, overtly threatened against the Company or its Subsidiaries, except for regular inspections in the ordinary course of business and (iii) there is no Order binding upon the Company or any of its Subsidiaries. None of the Group Companies have received in writing any assertion that any of them have failed to comply with any Law to which any of their respective assets, properties and businesses are subject.

(b)     Except as set forth on Schedule 4.10(b), each of the Group Companies owns, holds, possesses or lawfully uses in the operation of its respective business all material Authorizations necessary for it to conduct such business. The Group Companies are and have been in material compliance with the terms of all Authorizations necessary for the Group Companies to conduct their business and all material Authorizations are valid and in full force and effect. Schedule 4.10(b) contains a correct and complete list of all Authorizations held by the Company or its Subsidiaries.

4.11     Title to Personal Properties. Except as set forth on Schedule 4.11, the Group Companies have good and valid title to all properties and assets purported to be owned by them, or have a valid leasehold interests or right to use all of their properties or assets purported to be leased or licensed by them free and clear of all Liens, except for Permitted Liens. Such properties and assets are sufficient for the Group Companies to conduct their business (subject to the renewal of licenses and/or leases), and represent all of the properties and assets used by the Group Companies in the conduct of their business, as presently conducted.

4.12     Real Property.

(a)     Owned Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(b)     Leased Real Property. Schedule 4.12(b) contains a list of all real property leases, subleases and licenses, and each amendment thereto, under which the Company or any of its Subsidiaries is lessor, lessee or licensee (the “Leased Real Property”). The Company has made available to Buyer or its counsel a true and complete copy of every lease and sublease with respect to the Leased Real Property (the “Leases”) which (i) permit the current occupation and use of such real property by the Company or any of its Subsidiaries and (ii) will as of the Effective Time, be legal, valid and binding in accordance with their respective terms, except as may result from actions that may be taken following the Effective Time. Each Lease is valid and enforceable in accordance with its terms and there is not, under any of such leases, any existing default or event of default (or, event which with notice or lapse of time, or both, would constitute a default).

(c)     Eminent Domain. To the Company’s Knowledge, none of the Leased Real Property is the subject of any condemnation or eminent domain proceeding.

(d)     Utilities. The Leased Real Property is served by all water, electric, gas, telephone, and sewer and other utilities reasonably necessary for the conduct of business of the Group Companies as currently conducted.

(e)     Damage. To the Company’s Knowledge, no material damage or destruction has occurred with respect to any of the Leased Real Property for which the Company or any of its Subsidiaries is liable.

4.13     Intellectual Property.

(a)     “Intellectual Property” means all intellectual property and proprietary rights anywhere in the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, reexamination certificates, renewals and extensions of the foregoing), (ii) registered, unregistered and applications to register trademarks, service marks, trade names, trade dress, and logos, including all goodwill associated with any of the foregoing, (iii) registered, unregistered and applications to register copyrights (including all website content, documentation, advertising copy, marketing materials, specifications, drawings, and graphics), together with translations, adaptations, derivations and combinations thereof, (iv) trade secrets, know-how, and proprietary information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable, and (v) algorithms and Software, domain names, websites, inventions, invention disclosures, creations or discoveries (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all other similar intellectual property rights. “Software” means all (i) computer programs, whether in source code or object code form, and regardless of the medium (including semiconductor devices) in which such programs are implemented, (ii) data, database specifications, designs and compilations, and (iii) all documentation relating to any of the foregoing. “Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries. “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or a Subsidiary of the Company. “Company IP” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(b)     Schedule 4.13(b) sets forth a list of all Company Owned Intellectual Property that is currently registered or the subject of a pending application for registration (including the jurisdictions where such Company Owned Intellectual Property is registered or where applications have been filed, all applicable application and registration numbers, and the record title owner for each such application and registration) (“Registered IP”). The Group Companies, as applicable, are the sole and exclusive owners of, and have sole title of, free and clear of all Liens (other than Permitted Liens or any Incidental License), all Company Owned Intellectual Property except that the foregoing representations does not pertain to any infringement or misappropriation of any Intellectual Property by any of the Group Companies. The Group Companies have recorded any assignments and other necessary title updates to the Registered IP, and no bona fide third party has any ownership rights to the Company Owned Intellectual Property.

(c)     Schedule 4.13(c) sets forth (i) a list of all material Company Licensed Intellectual Property, including the IP License under which such Company Licensed Intellectual Property is licensed (excluding any Incidental License or any IP License for generally-available Software that has not been customized for a Group Company) and (ii) a list of all IP Licenses under which a Group Company licenses any Company Owned Intellectual Property to a third party, excluding any Incidental License. All Company Licensed Intellectual Property has been licensed to the Company pursuant to valid and enforceable Contracts except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, no counter-party, is in material breach of any obligation, covenant or condition contained in any IP License. The Company Owned Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the Intellectual Property used in and/or reasonably necessary to the conduct of the business of the Group Companies as such business is currently conducted except that the foregoing representation does not pertain to any infringement or misappropriation of any Intellectual Property by any of the Group Companies.

(d)     The conduct of the business of the Group Companies has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party, within the six (6) years prior to Closing, provided, however, that the foregoing representation is subject to the Company’s Knowledge with respect to any patent rights owned by third parties. The conduct of the business of the Group Companies as presently conducted or, to the Company’s Knowledge, proposed to be conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party, provided, however that the foregoing representation is subject to the Company’s Knowledge with respect to any patent rights owned by third parties. Neither the Company nor any of its Subsidiaries has received, within the six (6) years prior to Closing, any claim, demand or notice, and no action is pending or threatened against the Company or any of its Subsidiaries, (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights or similar rights of a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or its Subsidiaries to use, any Company IP, except in each case, with respect to issues raised by any Governmental Entity during ex parte registration proceedings. Except for the matters listed on Schedule 4.13(d), neither the Company nor any of its Subsidiaries has investigated, on its own volition, or investigated based on any inquiry of or concern raised by an employee, contractor, vendor, customer or potential customer, any actual or potential infringement of any Intellectual Property of any third party. Within the six (6) years prior to Closing, neither the Company nor any of its Subsidiaries has received any notice from a third party requesting the Company or any of its Subsidiaries to license or refrain from using any Intellectual Property of such third party.

(e)     To the Company's Knowledge, no third party is infringing, misappropriating or otherwise violating any Company IP. Within the six (6) years prior to Closing, neither the Company nor any Subsidiary has brought or threatened a claim against or provided notice to any third party (i) alleging that such third party is infringing, misappropriating or otherwise violating any Company IP or (ii) challenging such third party's ownership or use, or the validity, registrability, or enforceability, of such third party's Intellectual Property.

(f)     Schedule 4.13(f)(i) sets forth a true, correct and complete list, of, all material Software included in the Company IP that is distributed by any of the Group Companies (including whether such Software is Company Owned Intellectual Property or Company Licensed Intellectual Property). To the Company’s Knowledge, all such Software included in the Company Owned Intellectual Property performs in material conformance with any applicable documentation, is free from material Software defects and does not contain any self-help mechanism or unauthorized code. The Company has made back-ups of all such Software and has maintained such back-ups at a secure off-site location. No person has gained unauthorized access to such Software or any code necessary to gain access to such Software. Except as set forth in Schedule 4.13(f)(ii), no source code for such Software has been disclosed or licensed by the Company or its Subsidiaries to any escrow agent or other Person and the Company or its Subsidiaries are not under any obligation to disclose or license such source code to any Person. Either the Company or one of its Subsidiaries is in possession of, and Buyer will receive, such working copies of all Software, including object and (for Software owned by or exclusively licensed to the Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current conduct of the business.

(g)     Except as set forth in Schedule 4.13(g), the Company and each Subsidiary do not use and have not used any Open Source Software in a manner that requires such Group Company to publish, disclose, license, or otherwise make available to any third party (upon request or otherwise) any proprietary Software of a Group Company (including libraries, firmware, or other computer programs) or any other Company IP. “Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or under similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

(h)     The Group Companies maintain commercially reasonable policies (including written policies), procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential, proprietary or personal information owned or used by the Group Companies, including reasonable physical, technical, organizational and administrative security measures. The Group Companies have, at all times, been in material compliance with such policies and procedures, and such policies and procedures materially comply with all applicable Laws. To Company’s Knowledge, there have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets, privacy or other confidential or proprietary information owned or used by the Group Companies. The Company has required and does require all third parties to which it provides personal information and/or access thereto to maintain the privacy and security of such personal information, including by contractually obligating such third parties to protect such personal information from unauthorized access by and/or disclosure to any unauthorized third parties. No claim is pending or threatened in writing against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof. The Group Companies are not in breach of any contractual obligation to secure or otherwise safeguard personal information or other information they receive in connection with the operation of the business of the Group Companies.

(i)     The Group Companies have maintained in connection with their operations, activity, conduct, and business on the World Wide Web (“Web”) and mobile applications, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Websites owned, operated, or maintained by, on behalf of the Company or its Subsidiaries in connection with or related to the Company business or the business of any of its Subsidiaries (“Company Websites”). At all times during the Company’s or its Subsidiaries’ Web operations, activity, conduct, or business, the Company’s and its Subsidiaries’ privacy statements or policies have been made available to users of Company Websites (“Privacy Statements”). At all times during the Company’s or its Subsidiaries’ Web operations, activity, conduct, or business, the Group Companies have complied with or otherwise met their obligations or promises under each such Privacy Statement. Each Privacy Statement, along with the Company’s and its Subsidiaries’ collection, maintenance, and use of user data and information complies in all material respects with all Law applicable to the Group Companies, including, without limitation, Laws and rules of the United States Federal Trade Commission and the Children’s Online Privacy Protection Act. True and correct copies of all current internal and customer or user-facing Privacy Statements have been provided to Buyer. The Group Companies have registered one or more designated agents for receipt of copyright infringement take down notices with the United States Copyright Office for each Company Website. No claim is pending or threatened in writing against the Company or any of its Subsidiaries relating to or alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, statement, policy, or procedure pertaining to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Group Companies in the conduct of their businesses.

(j)     Except as set forth in Schedule 4.13(j), there are no settlements, forbearances to sue, consents, judgments, or Orders or similar obligations which (i) restrict the Company's or any of its Subsidiaries' rights to use any Company Owned Intellectual Property or (ii) permit any third party to use any Company Owned Intellectual Property.

(k)     Except as set forth in Schedule 4.13(k), the execution of this Agreement (including the consummation of the transactions contemplated hereby) shall not (i) result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights to or under any of the material Company IP, (ii) give rise to a right to terminate any agreement under which the Company or any of its Subsidiaries obtains the rights to use any third party Intellectual Property used in the business of the Company or of a Subsidiary as presently conducted or proposed to be conducted, (iii) result in the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person, (iv) result in payment obligations under any Intellectual Property related agreements which are in excess of the amounts payable in the absence of this Agreement and the transactions contemplated hereby, (v) result in a conflict with or a violation or breach of, result in a default under, or require the consent or approval of any party to, any Company IP, (vi) violate, conflict with or result in a violation of any terms or requirements of any Order or Law applicable to any Company IP, or (vii) result in the creation of any Liens (other than Permitted Liens) upon any Company IP.

(l)     The Group Companies require each Person who is or was an employee or contractor of the Company or any of its Subsidiaries who is or was involved in the creation or development of any Company Owned Intellectual Property to sign a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or one of its Subsidiaries and confidentiality provisions protecting the Company Owned Intellectual Property.

(m)     The Company has provided to Buyer a complete and accurate copy of each material Contract relating to assignment or licensing of Intellectual Property used by the Company or any of its Subsidiaries.

(n)     Notwithstanding any other language in this Agreement to the contrary and with the exception of Section 4.16 (Litigation), the representations and warranties contained in this Section 4.13 constitute the sole and exclusive representations and warranties of the Company with respect to Intellectual Property.

4.14     Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement, except as set forth on Schedule 4.14:

(a)     no event has occurred that has had a Company Material Adverse Effect nor has there occurred any event, development or state of circumstances which could reasonably be foreseen to result in such a Company Material Adverse Effect in the future;

(b)     neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, or repurchased, redeemed or otherwise reacquired any Equity Securities;

(c)     neither the Company nor any of its Subsidiaries have sold, issued or authorized the issuance of any Equity Securities (except for Common Stock issued upon the exercise of the Common Options or settlement of Restricted Stock Units);

(d)     the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Plan, or (ii) any provision of any Contract evidencing any outstanding Common Option or Restricted Stock Unit, or (iii) any restricted stock agreements;

(e)     neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (iii) entered into any employment, severance or termination agreement;

(f)     no party to any Contract to which the Company or any of its Subsidiaries is a party has given notice to the Company or its Subsidiaries of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company or its Subsidiaries;

(g)     other than the sale of inventory and obsolete assets in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any such Subsidiary;

(h)     neither the Company nor any of its Subsidiaries has (i) lent money to any Person (other than pursuant to routine travel advances made to any employee of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice) or (ii) incurred, assumed or guaranteed any Indebtedness;

(i)     neither the Company nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Permitted Liens;

(j)     there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(k)     no Group Company has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(l)     there has been no amendment to the Company’s Organizational Documents, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(m)     the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(n)     neither the Company nor any of its Subsidiaries have made any capital expenditure which exceeds $50,000 individually or $100,000 in the aggregate;

(o)     neither the Company nor any of its Subsidiaries have (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract other than in the ordinary course of business, or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

(p)     the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(q)     neither the Company nor any of its Subsidiaries have changed any of its methods of accounting or accounting practices in any respect;

(r)     neither the Company nor any of its Subsidiaries have threatened, commenced or settled any Action;

(s)     neither the Company nor any of its Subsidiaries have entered into any transaction, or taken any other action, outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby or in connection herewith; and

(t)     neither the Company nor any of its Subsidiaries have agreed, whether in writing or otherwise, to do any of the foregoing.

4.15     Contracts.

(a)     This Section 4.15 does not relate to Leases, such items being the subject of Section 4.12 or Company Licensed Intellectual Property, such items being the subject of Section 4.13.

(b)     Schedule 4.15 sets forth an accurate and complete list of each Contract to which either the Company or any of its Subsidiaries is party or by which any of them or their respective assets is bound:

(i)     for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the ordinary course of business) which (A) involves or is expected to involve annual payments by the Company or any of its Subsidiaries of $50,000 or more in any 12 month period, or (B) (x) has a residual term as of the date of this Agreement of more than six months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days;

(ii)     for the sale or license by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, which (A) involves or is expected to involve a specified annual minimum dollar sales or license amount by the Company or any of its Subsidiaries of $50,000 or more in any 12 month period, or (B) (x) has a residual term as of the date of this Agreement of more than six months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than 60 days;

(iii)     that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)     that is for the sale of materials, supplies, goods, services, equipment or other assets by the Company or any of its Subsidiaries for an aggregate sale price of $50,000 or more in any 12 month period and contains any most-favored-nation or other provision obligating the Company or any of its Subsidiaries to grant any other Person preferential pricing terms;

(v)     that is a note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees or consultants for work-related or travel expenses in the ordinary course of business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, in any such case which, individually, is in excess of $50,000;

(vi)     that restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business, or, to the Company’s Knowledge, that restrains the ability of any employee of the Company or any of its Subsidiaries to work or do business in any industry, at or with a competitor or in any geographic region other than any agreements between such employee and the Company or any of its Subsidiaries;

(vii)     that relates to the acquisition or disposition of any business or material assets or properties (whether by merger, sale of stock, sale of assets or otherwise);

(viii)     that relates to the compromise or settlement of any litigation or arbitration or other proceeding; and

(ix)     that is a collective bargaining Contract or other Contract with any labor organization, union or association.

(c)     Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the Contracts required to be listed in Schedule 4.15 (collectively, the “Material Contracts”) or Schedule 4.18(a). The Company has made available to Buyer or its counsel a true and complete copy of all Material Contracts.

4.16     Litigation. Except as set forth on Schedule 4.16, there is no action, suit or proceeding, claim, arbitration, litigation or, to the Company’s Knowledge, investigation by or before any Governmental Entity (each, an “Action”) pending against the Company or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries. Each of the Group Companies is in material compliance with each Order entered, issued or rendered by any Governmental Entity, and any settlement or similar agreement with another Person (with respect to any Action previously commenced or threatened) to which the Company or any of its Subsidiaries is subject.

4.17     Employee Benefits.

(a)     Schedule 4.17(a) contains a true and complete list of all Company Benefit Plans. The Company has provided Buyer with a complete and accurate list, as of the date hereof, of all of the employees of the Company and the Company’s Subsidiaries, showing for each such employee: (1) such employee’s name, job title, and location (2) such employee’s annualized compensation and base salary as of the date of this Agreement, separately identifying any bonus payments for 2016; (3) all vacation actually accrued or required to be accrued under applicable Law, and other leave hours (including the dollar value of such hours) as of the date hereof (to be updated to state accrued available hours as of the Closing Date); (4) leave status (including type of leave), and expected return date; (5) whether such employee is classified as exempt from overtime requirements; and (6) such employee’s date of hire.

(b)     For each Company Benefit Plan, as applicable, the Company has made available to Buyer: (i) true and complete copies of the current plan document, including all amendments thereto and all related trust documents, as currently in effect; (ii) a true and complete copy of the most recent summary plan description, together with each summary of material modifications; (iii) all material written employee communications during the last three years relating to such Company Benefit Plan to the extent the terms of such Company Benefit Plan, as described therein, differ materially from the terms of the Company Benefit Plan as set forth or described in the other information or materials made available to Buyer under this Section 4.17(b); (iv) the most recent determination or opinion letter received from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the annual report (Form 5500, with all applicable attachments) for the last three years; (vi) all material written Contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts and other funding arrangements that implement each Company Benefit Plan; and (vii) all material correspondence during the last three years to or from any Governmental Entity relating to any Company Benefit Plan. The Company has made available or delivered to Buyer true and complete copies of all Employee Agreements, disclosure materials, policy statements, employee handbooks or manuals, payroll records, wage statements and other materials relating to the employment of the current and former employees of the Group Companies.

(c)     The Company and its Subsidiaries do not maintain any Company Benefit Plan subject to Laws other than those of the United States or any political subdivisions thereof.

(d)     Except as set forth in the Schedule 4.17(d), neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to any Pension Plan which is or was at any time subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code.

(e)     Neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (including withdrawal liability as defined in 4201 of ERISA) under or with respect to any Multiemployer Plan, or any plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability to the Company or any of its Subsidiaries solely as a result of having an ERISA Affiliate that is not the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, any employee pension benefit plan in which stock of the Company or any of its Subsidiaries is held as a plan asset.

(f)     The Group Companies have performed in all material respects all obligations required to be performed by them under, and are not in material default or material violation of any Company Benefit Plan or Employee Agreement, and each Company Benefit Plan is and at all times has been maintained, funded and administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA and the Code). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan and no fiduciary duty imposed by ERISA has been breached with respect to any Company Benefit Plan that could subject the Company or any of its Subsidiaries to material liability. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or the Company or any of its Subsidiaries (other than ordinary administration expenses and benefits accrued as of the date of amendment, termination or discontinuance). There are no actions pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) against any Company Benefit Plan. Except as would not result in a material liability to the Company or any of its Subsidiaries, all contributions due from the Company with respect to any of the Company Benefit Plans have been made as required under any applicable Laws and the terms of such Company Benefit Plan. All premiums due or payable with respect to insurance policies funding any Company Benefit Plan for any period through the Closing Date, have been timely made or paid in full, or in each such case have been reflected on the Company Balance Sheet to the extent required by GAAP. Except as set forth on Schedule 4.17(f), neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Company Benefit Plan under Sections 4976 through 4980 of the Code.

(g)     No Company Benefit Plan or Employee Agreement provides retiree life insurance, retiree health or other retiree employee welfare benefits to any employee (or relative or dependent of any employee), except (i) as may be required by applicable law, including COBRA, (ii) benefits through the end of the month in which retirement or other termination of employment or service occurs, (iii) death benefits that are fully provided for by insurance under one or more Company Benefit Plans set forth on Schedule 4.17(a), (iv) disability benefits that are fully provided for by insurance under one or more Company Benefit Plans set forth on Schedule 4.17(a), (v) conversion rights, with respect to insurance policies described in Section 4.17(g)(iii) and (vi) benefits in the nature of severance pay with respect to one or more Employee Agreements set forth on Schedule 4.17(g).

(h)     With respect to each Company Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code), except as set forth on Schedule 4.17(h), all claims incurred by the Company and its ERISA Affiliates are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, or (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of the Group Companies in accordance with, and to the extent required by, GAAP.

(i)     Each Company Benefit Plan and Employee Agreement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained and operated in all material respects documentary and operational compliance with Section 409A of the Code. No payment pursuant to any Company Benefit Plan to any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance thereunder) would subject any Person to any additional Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise, so long as such Company Benefit Plan remains in operational compliance with Section 409A of the Code. Each Common Option has been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Common Stock as of the date the Common Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code, and each Common Option has been properly granted under the Company’s Organizational Documents and applicable state Law.

(j)     Except as set forth on Schedule 4.17(j), (i) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that obligates it to make any payments of compensation that will be “excess parachute payments” under Section 280G of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof); and (ii) neither the Company nor any of its Subsidiaries are a party to any Contract, nor do any of them have any liability (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code; and (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting (other than as required by Section 411(d)(3) of the Code), forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits or obligation to fund benefits with respect to any employee.

(k)     To the Company’s Knowledge, there are no pending audits or investigations by any governmental agency involving any Company Benefit Plan.

(l)     There are no outstanding obligations of the Company or any of its Subsidiaries to grant options or other equity awards to any current or former employee, officer, director or other Person. Except as approved by Buyer and set forth on Schedule 4.17(l), there are no outstanding obligations of the Company or any of its Subsidiaries to pay cash bonuses to any current or former employee, officer, director or other Person.

4.18     Labor and Employment Matters.

(a)     Schedule 4.18(a) sets forth a list of any written Employee Agreements to which the Company or any of its Subsidiaries is a party.

(b)     The Group Companies do not have any unsatisfied obligations to any employee or other individual that may be deemed to be an employee (other than obligations that have accrued in the ordinary course of business), and the Group Companies are in material compliance with all applicable Laws as of the date of this Agreement respecting terms and conditions of employment, immigration Laws, discrimination Laws, verification of employment eligibility and compliance with federal and state fair credit reporting acts, employee leave Laws, labor relations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, wage and hour Laws, including but not limited to, the Equal Pay Act, Fair Pay Acts, and wage and hour laws related to vacation and payment of vacation upon separation, occupational safety and health Laws, and workers compensation unemployment insurance. To the Company’s Knowledge, neither the Company nor the Company’s subsidiaries are engaged, or have ever been engaged, in any unfair labor practice of any nature. There are no administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Company or any of the Company’s Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters or under any workers’ compensation or long-term disability plan or policy. As of the date of this Agreement, the Company has not implemented any employee layoffs that require reporting under the WARN Act or any similar state Law. Any WARN Act liability or obligations, including those under any applicable Law, prior to the Closing shall be borne entirely by the Company; provided, however, that the Company shall not be liable for any liability under the WARN Act, or similar applicable Law, that is triggered solely due to aggregation related to Buyer’s subsequent termination of Company employees after Closing.

(c)     Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract, nor is any such Contract being negotiated. To Company’s Knowledge, there are not pending any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(d)     Schedule 4.18(d) contains a true and complete list of each former employee, officer, director, or other service provider of the Company or its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Schedule 4.18(d) contains a list of such benefits.

(e)     The Group Companies have maintained worker’s compensation coverage as required by applicable state Law through the purchase of insurance and not by self-insurance or otherwise.

(f)     Schedule 4.18(f) contains a list of individuals who are currently performing services for the Company or its Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company or its Subsidiaries is party to a consulting or contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee. To the Company’s Knowledge, none of the current or former independent contractors of the Company or its Subsidiaries could be properly reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be properly reclassified as non-exempt.

(g)     The Company has provided to Buyer (i) with respect to each current employee of the Company or its Subsidiaries (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall), (A) the name of such employee and the date as of which such employee was originally hired by the Company or its Subsidiaries, and whether the employee is on an active or inactive status; (B) such employee’s title and job function; (C) such employee’s annualized compensation as of the date hereof, including base salary, vacation, sick time and/or paid time off accrual amounts, bonus and/or commission accrual and potential, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (D) whether such employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental, sick or other leave protected by applicable Law) and the anticipated date of return to full service; (E) whether such employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (F) the Company or Subsidiary facility at which such employee is deemed to be located; (G) each current benefit plan in which such employee participates or is eligible to participate; (H) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Company’s or any of the Subsidiaries’ business, and (ii) with respect to each employee, whether such employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement; and (I) the exempt and/or non-exempt status of each current employee.

4.19     Environmental. To Company’s Knowledge, (a) each of the Group Companies is in material compliance with all applicable Laws relating to protection of human health, safety, or the environment (“Environmental Laws”), (b) each of the Group Companies possesses and is in material compliance with all Authorizations required under Environmental Laws for the conduct of their respective operations and (c) there are no actions pending, nor have there been any claims received by the Company or any of its Subsidiaries alleging a violation of, or liability under, Environmental Laws.

4.20     Insurance. Schedule 4.20 (as such Schedule shall be updated by the Company prior to Closing to reflect additions and deletions thereto made in accordance with Section 6.4) sets forth an accurate and complete list of all material insurance policies and fidelity bonds which cover any of the Company or its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such Policy in a manner that would permit the termination of such Policy or the limitation of any coverage thereunder.

4.21     Minutes and Stock Records. The minute books of the Group Companies contain records that accurately reflect in all material respects all meetings and consents in lieu of meetings of their respective Board of Directors and any committees thereof (whether permanent or temporary), and of their respective shareholders, since inception, and are accurate in all material respects, and such minutes accurately reflect all transactions referred to in such minutes and consents. The stock books of the Group Companies accurately reflect the ownership of the capital stock of the entity referenced therein. The Company has made available to Buyer true, correct and complete copies of the minutes, consents and stock books of the Group Companies.

4.22     Company Board Approval. The Company Board has unanimously approved the Company Board Approval. Except for obtaining the Required Stockholder Vote and the filing of the certificate of merger pursuant to Delaware Law, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

4.23     Related Party Transactions. (a) No Related Party has, and no Related Party has at any time within the last two years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been within the last two years, indebted to the Company or any of its Subsidiaries; (c) within the last two years, no Related Party has entered into, or has had any direct or, to the Company’s Knowledge, indirect financial interest in, any contract, transaction or business dealing involving the Company or any of its Subsidiaries; (d) no officer or director of the Company or any of its Subsidiaries is competing, or has at any time within the last two years competed, directly or indirectly, with the Company or any of its Subsidiaries; and (e) no Related Party has any claim or right against the Company (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee of the Company or any of its Subsidiaries). For purposes of this Section 4.23 each of the following shall be deemed to be a “Related Party”: (a) each individual who is an officer or director of the Company or any of its Subsidiaries; (b) each holder of Company Shares who owns of record in excess of five percent of the outstanding Common Stock; (c) each member of the immediate family of each of the individuals referred to in clauses (a) and (b) above; and (d) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling voting, equity or other financial interest.

4.24     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based in any way upon arrangements made by or on behalf of the Shareholders, the Company or any Subsidiary of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Each of Buyer and Merger Sub represents and warrants to the Company and the Shareholders that each statement contained in this Article V is true and correct as of the date hereof.

5.1     Organization and Good Standing. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to the ability of Buyer or Merger Sub to perform their respective obligations under this Agreement or on the ability of Buyer or Merger Sub to consummate any of the transactions contemplated by this Agreement.

5.2     Authority and Enforceability. Each of Buyer and Merger Sub has the requisite power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the Merger. The execution and delivery of this Agreement, any of the Transaction Documents to which Buyer or Merger Sub is a party and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming due authorization, execution and delivery by the Company, the Shareholders and the Shareholders’ Representative, constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.3     No Conflicts; Consents.

(a)     The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents by Buyer and Merger Sub will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Buyer or Merger Sub, (ii) violate any Contract to which Buyer or Merger Sub are a party, or (iii) violate any Order or Law applicable to Buyer or Merger Sub on the date hereof.

(b)     No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

5.4     Litigation. There is no Action pending or, to the knowledge of Buyer, overtly threatened, against Buyer or Merger Sub which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to be materially adverse to the ability of Buyer or Merger Sub to perform their respective obligations under this Agreement or on the ability of Buyer or the Merger Sub to consummate any of the transactions contemplated by this Agreement.

5.5     Buyer Board Approval. The board of directors of the Buyer has unanimously approved this Agreement, the Transaction Documents and the transactions contemplated under each of the foregoing. Except for the filing of the certificate of merger pursuant to Delaware Law, no other corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

5.6     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

5.7     Independent Investigation; No Reliance. In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries as desired by Buyer. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, the Company, the Subsidiaries or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (as modified by the Company Disclosure Schedules), and Buyer acknowledges that the Company expressly disclaims any other representations and warranties.

5.8     Prior Merger Sub Operations. Each Merger Sub is wholly owned directly by Buyer, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1     Conduct of Business. Except as may be consented to in writing by Buyer or except as specifically contemplated by this Agreement or as set forth on Schedule 6.1, the Company hereby covenants to Buyer and the Merger Sub that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 9.1 below (the “Interim Period”), the Company shall use commercially reasonable efforts to conduct the business of the Company only in the ordinary course of business consistent with past practices and shall use its commercially reasonable efforts to (i) preserve intact the Company’s present business organization, (ii) keep available the services of its current officers and employees(other than termination for cause), and (iii) preserve its present relationships with customers, suppliers, and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, as set forth on Schedule 6.1, or with the prior written consent of Buyer (which may be provided by email communication), during the Interim Period, the Company shall not do, cause or permit any of the following:

(a)     declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, or repurchase, redeem or otherwise reacquire any Equity Securities, or split, combine, reclassify, redeem or repurchase any Equity Securities (other than forfeitures of unvested Company Options and Restricted Stock Units or repurchase of restricted stock upon termination of service with any employee or consultant pursuant to stock option agreements or restricted stock purchase agreements upon termination of service with any employee pursuant to stock option or restricted stock purchase agreements in effect on the date hereof);

(b)     sell, issue or authorize the issuance of any Equity Securities or other securities of the Company (except for Common Stock and Preferred Stock issued upon the exercise of outstanding Common Options, settlement of the Restricted Stock Units, the exercise of warrants for Preferred Stock and Common Stock and the issuance of Common Stock upon the conversion of Preferred Stock);

(c)     cause or permit any amendments to the Company’s or any of its Subsidiaries’ Organizational Documents other than in the form set forth as Exhibit I hereto (the “Charter Amendment”);

(d)     amend or waive any of its rights under, or permit the acceleration or vesting of non-employees of the Company or its Subsidiaries under, (i) any provision of any Company Stock Plan, or (ii) any provision of any Contract evidencing any outstanding Common Option or Restricted Stock Units; provided, however, the Company may take any action necessary to accomplish the treatment of Common Options and Restricted Stock Units as set forth herein and shall honor any existing acceleration or vesting provisions under such Company Stock Plan and Contracts;

(e)     (i) increase or modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their current or former directors, employees, contractors or consultants, (ii) increase or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (iii) enter into or modify any employment, severance or termination agreement, whether written or oral;

(f)     sell, assign, transfer, convey, lease, license or otherwise dispose of or encumber any property or tangible or intangible assets, which transaction involves payments by or to the Company, having a value individually exceeding $50,000 or an aggregate value exceeding $250,000, other than sales or licenses of inventory and tangible or intangible assets in the ordinary course of business consistent with its past practice;

(g)     incur any Indebtedness or guarantee any such Indebtedness in an amount that exceeds $500,000, amend the terms of any Indebtedness, forgive any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others (other than for routine expenses owed to current employees and consultants);

(h)     mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(i)     make any change (or file any such change) in any method of Tax accounting, make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(j)     make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $250,000 other than such expenditures undertaken in order to replace or repair capital goods of the Company or any of its Subsidiaries in the ordinary course of business;

(k)     except in the ordinary course of business, (i) enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or, (ii) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(l)     make any material change in any of the Company's accounting methods, principles or practices, except for changes made in compliance with GAAP;

(m)     commence or settle any Action;

(n)     make any loans or advances, other than routine advances to employees and consultants consistent with past practice or forgive or discharge in whole or in part any outstanding loans or advances;

(o)     other than in the ordinary course of business consistent with past practice (i) transfer or license to any Person any rights to any Intellectual Property, (ii) grant, extend, amend (except as required in the diligent prosecution of the material Intellectual Property), waive or modify any rights in or to any Intellectual Property, (iii) fail to diligently prosecute any material patent applications or (iv) fail to exercise a right of renewal or extension under any Intellectual Property;

(p)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

(q)     enter into any agreement or participate in any transaction, other than the Merger and the Transaction Documents and other documents contemplated herein, with a Related Party; or

(r)     take or agree to take, whether in writing or otherwise, any of the foregoing actions.

6.2     Access; Confidentiality; Publicity.

(a)     During the Interim Period, the Company shall (i) give Buyer and its respective Agents reasonable access to all books, records, personnel, offices and other facilities and properties of the Company, (ii) permit Buyer and its respective Agents to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Company to furnish Buyer and its respective Agents with such financial and operating data and other information with respect to the business and properties of the Company as Buyer and its respective rrepresentatives may from time to time reasonably request; provided, that any such access shall be conducted at reasonable times during normal business hours, and in such a manner as to not to unreasonably interfere with the normal operation of the business of the Company.

(b)     The Nondisclosure Agreement between the Company and Buyer, dated May 16, 2015 (the “Confidentiality Agreement”), shall remain binding and in full force and effect in accordance with its terms until the Closing.

(c)     During the Interim Period, neither the Company or any of its Affiliates nor Buyer or any of its Affiliates shall, without the approval of the other Party (Company or Buyer as applicable), issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement, and Buyer will consult with the Company prior to issuing any press release or making any public statements with respect to the transactions contemplated by this Agreement, which press release shall be reasonably acceptable to the Company; provided, however, that nothing herein shall be deemed to prohibit the parties from making any public disclosure that Buyer or the Company, as applicable, deems necessary or appropriate under applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case such party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(d)     From and after the Effective Time, no Equity Holder or any of its Affiliates shall, without the approval of Buyer, issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement to the extent that such information is not already in the public domain or was not previously publicly released by Buyer (including for the avoidance of doubt publicly released in Buyer’s SEC filings); provided, however, that nothing herein shall be deemed to prohibit the Equity Holders from making any public disclosure that such party deems necessary under applicable Law, in which case such party required to make the release or announcement shall allow the Buyer reasonable time to comment on such release or announcement in advance of such issuance. Upon the issuance of Buyer’s press release or public statements or announcements with respect to the transactions contemplated by this Agreement, the Equity Holder may publicize the transaction on its website or social media accounts, so long as such disclosure contains only the information that has already been made public by Buyer’s press release or public disclosure. Furthermore, notwithstanding the above, in the event that an Equity Holder is a venture capital fund, such Equity Holder may disclose the subject matter of with respect to the transactions contemplated by this Agreement to is affiliates, limited partners, advisors, accountants, and attorneys.

6.3     Fulfillment of Closing Conditions; Consents; Further Assurances. At and prior to the Closing, each Party (other than the Shareholders’ Representative) shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party (other than the Shareholders’ Representative) will (i) execute and deliver the applicable agreements and other documents referred to in Article VIII, (ii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iii) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Required Consents, provided, however, that neither Company nor any Subsidiary will be required to make, or obligate itself to make, any payment to any third-party in order to obtain any Consent unless such payment is specifically required by the terms of the applicable Contract or law or unless Buyer agrees to pay or reimburse Company and/or its Subsidiary prior to the Closing for any such payment, (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby. The Company shall, and shall cause each of its respective Subsidiaries to, and shall use its reasonable efforts to cause its and their respective representatives to, provide cooperation that is necessary, customary or advisable and reasonably requested by the Buyer to assist the Buyer in the arrangement of any third party debt financing for the purpose of financing the Merger Consideration, provided, that Company and its Subsidiaries and their respective representatives shall not be required to incur any costs, expenses or fees in connection with this obligation.

6.4     Notification.

(a)     Prior to the Closing, the Company shall promptly notify Buyer in writing of (i) the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (a “Company Disclosure Schedule Supplement”); provided, however, that in determining the existence of a breach of any representation or warranty contained in Article IV (including in connection with satisfying the conditions to Closing under Article VIII) and for purposes of the indemnification to be provided by the Shareholders pursuant to Article X, such representation or warranty shall not be deemed qualified by any information provided in any Company Disclosure Schedule Supplement except and solely to the extent that such disclosure references an act, failure to act, fact or matter that was specifically consented to in a writing which is signed by the General Counsel of Buyer prior to the delivery of such Company Disclosure Schedule Supplement to Buyer (and such Company Disclosure Schedule Supplement does not expand or state any additional acts or facts which were not covered by the aforementioned prior written consent) (such matter or matters that were specifically consented to in writing, the “Approved Disclosure”), which, for the avoidance of doubt, shall be deemed to qualify the representations and warranties as if such disclosure was set forth in the original Company Disclosure Schedule delivered as of the date of the Agreement and shall qualify such representations and warranties for all purposes under this Agreement (including in connection with satisfying the conditions to Closing under Article VIII, the termination provisions under Article IX and the indemnification provisions under Article X), and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Company Disclosure Schedule Supplement shall not in any manner constitute a waiver by Buyer of such covenant for all purposes under this Agreement (including in connection with satisfying the conditions to Closing under Article VIII, the termination provisions under Article IX and the indemnification provisions under Article X) except and solely to the extent that such disclosure references an act, failure to act or fact or matter that was specifically consented to in a writing signed by the General Counsel of Buyer prior to the delivery of such Company Disclosure Schedule Supplement to Buyer (and such Company Disclosure Schedule Supplement does not expand or state any additional acts or facts which were not covered by the aforementioned prior written consent) (such matter or matters that were specifically consented to in writing, the “Waived Matters”) which, for the avoidance of doubt, shall be deemed to constitute a waiver of such covenant for all purposes under this Agreement (including in connection with satisfying the conditions to Closing under Article VIII, the termination provisions under Article IX and the indemnification provisions under Article X); provided, however, that in each case of (i) and (ii), that the Buyer shall have no obligation to consent in writing to the matter contained in the Company Disclosure Schedule Supplement and may withhold its consent in its sole and absolute discretion, and any failure by Buyer to respond to such request to consent to any Company Disclosure Schedule Supplement shall be deemed to be a failure to provide such consent and shall not in any way be deemed a direction to take or not take any action or a waiver of any obligation or right under this Agreement.

(b)     Prior to the Closing, Buyer shall promptly notify the Company and the Shareholders’ Representative in writing of (i) the existence or happening of any fact, event or occurrence in order to make the representations and warranties set forth in Article V true and correct in all material respects as of the Closing Date (a “Buyer Disclosure Supplement”) provided, however, that in determining the existence of a breach of any representation or warranty contained in Article IV, such representation or warranty shall not be deemed qualified by any information provided in any Buyer Disclosure Supplement except with respect to Approved Disclosure (which shall mean, for the avoidance of doubt, a disclosure approved by the Company as opposed to the Buyer), which shall not be deemed to constitute a breach of a representation or warranty, and (ii) the failure of Buyer or the Merger Sub to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Buyer Schedule Supplement shall not in any manner constitute a waiver by the Company or the Shareholders of any of the conditions precedent to the Closing hereunder except with respect to the Waived Matters (which shall mean, for the avoidance of doubt, a disclosure approved by the Company as opposed to the Buyer), which shall be deemed to waive such covenants and related closing conditions.

(c)     At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer the Allocation Schedule that sets forth the information contained in the form of such Schedule agreed upon by Buyer and the Company on the date hereof, which schedule shall reflect the information required to be set forth thereon as of the actual Closing Date, and calculated in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents in effect immediately prior to the Effective Time.

6.5     Employee Matters.

(a)     Employee Communications. No officer or director of the Company or any of its Subsidiaries shall make any communication to employees of the Company or any of its Subsidiaries regarding any compensation or benefits to be provided after the Closing Date except (i) as disclosed in the Information Statement, the consent of the Shareholders, waivers or other documents or agreements needed to approve the Merger or satisfy the conditions set forth in Section 8 hereof, including but not limited to disclosures, waivers and consents regarding Section 280G and releases, (ii) as described in documents, information and materials provided by Buyer and its Affiliates for transmittal to such employees, or (iii) with the advance written approval of Buyer.

(b)     No Third Party Beneficiaries. The Parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create a contract between Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates on the one hand and any employee of the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates, on the other hand, and no employee of the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates may rely on this Agreement as the basis for any breach of contract claim against Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates; and (ii) shall be deemed or construed to limit Buyer’s or the Surviving Corporation’s right to terminate the employment of any employee of the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries after the Closing.

(c)     Offers of Employment. Prior to the Closing, Buyer (on behalf of Buyer or a Buyer Subsidiary) shall complete the matters set forth on Schedule 6.5(c)(i). Buyer may contact Company employees in connection with the matters set forth on Schedule 6.5(c)(i). The Company shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the employees receiving an offer of employment with the Buyer. Each of the Company’s employees who accepts an offer of employment with the Buyer (or who is not terminated by the Group Companies prior to the Closing) and actually becomes (or remains) employed with the Company, any of its Subsidiaries, Buyer or any of Buyer’s Subsidiaries or Affiliates (including the Surviving Corporation and its Subsidiaries) at or after Closing is hereafter referred to as a “Continuing Employee”. Prior to the Closing, the Group Companies shall conduct the matters set forth on Schedule 6.5(c)(ii). All Continuing Employees will be employed by Buyer on an at-will basis (terminable with or without cause and with or without notice) except for Continuing Employees located in a jurisdiction that does not recognize the “at will” employment concept.

(d)     Compensation and Benefits. Continuing Employees shall receive standard employee benefits offered by Buyer to its employees of comparable status and, to the extent that Continuing Employees participate (or are eligible to participate) in any employee benefit plan, program, policy, practice or arrangement, maintained by Buyer or any of its Subsidiaries or Affiliates (each, a “Buyer Plan”), then for purposes of determining (i) eligibility to participate and vesting and, (ii) solely with respect to any Buyer Plan that provides for severance, vacation, sick leave or paid-time off benefits, for purposes of benefit accrual, service with the Company and its Subsidiaries and Affiliates prior to the Effective Time shall be treated as service with Buyer and its Subsidiaries and Affiliates to the extent recognized by the Company prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Buyer shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Buyer Plan that is an equity compensation plan, defined benefit pension plan or post-retirement medical plan. In addition, Buyer shall use reasonable best efforts to: (x) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements, evidence-of-insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Buyer Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time; and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time. This Agreement shall not affect the “at will” employment of any employee of the Company or its Subsidiaries and does not constitute an agreement to employ any Person or provide any level of wages, salary or benefits to any Persons for any duration. Continuing Employees shall be eligible to receive equity awards under Buyer’s equity plans as set forth in each such Continuing Employee’s offer of employment or, if not set forth therein, at Buyer’s sole discretion.

(e)     No Right to Continued Employment or Benefits. Buyer is under no obligation to hire or retain any employees, independent contractors or consultants of the Company or its Subsidiaries, or provide any particular benefits or make any payments to those employees, independent contractors or consultants whom the Buyer chooses not to employ or subsequently terminates, except as otherwise required by applicable Law.

(f)     Section 280G calculations. As soon as practicable, but in no event later than five (5) days prior to Closing, the Company will make available to Buyer true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

(g)     Termination of Company Benefit Plans. Effective immediately prior to the Closing, the Group Companies will terminate any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective immediately prior to the Closing none of the Company’s employees shall have any right thereafter to contribute any amounts to any Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (other than amounts accrued as of the date of plan termination, amounts based on compensation earned on or before the date of plan termination and loan repayments). At the request of Buyer, the Company will provide Buyer with evidence that each such Company Benefit Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable. In addition, at the request of Buyer, subject to any advance notification requirements contained therein, the Group Companies will terminate any and all other Company Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Buyer and, at the request of Buyer, the Company will provide Buyer with evidence that such Company Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable, or by other appropriate means. The Company shall take such other actions in furtherance of terminating such Company Benefit Plans as the Buyer may reasonably require. For the avoidance of doubt, this Section 6.5(g) does not relate to any pension arrangements in countries where pension entitlements transfer by Law.

(h)     Immigration Petitions.  The Surviving Corporation is assuming all of the assets and liabilities of the Company with respect to all immigration petitions filed by the Company prior to Closing on behalf of its employees, including all H-1B applications and permanent labor certification applications.

6.6     Exclusivity. During the period between December 22, 2016 and ending on the Closing Date or the Termination Date, except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause the Company’s Subsidiaries, and it will use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries other than the Merger (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Company shall notify Buyer immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall, subject to confidentiality agreements of the Company in existence as of the date of this Agreement, disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing. Notwithstanding the foregoing, each of Buyer and Merger Sub hereby acknowledges that prior to the date hereof, the Company, its Affiliates, and its Agents have provided information relating to the Company and have afforded access to, and engaged in discussions with, other Persons in connection with Proposal and that such information, access, and discussions could reasonably enable another Person to form a basis for an Proposal without any breach by the Company of this Section 6.6.

6.7     Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director and all officers of their position as an officer of the Company and each Subsidiary of the Company; provided that no such resignation by any individual of their position as a Director or Officer shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed.

6.8     Support Agreements. The Company shall use its commercially reasonable efforts to obtain prior to the Closing a Support Agreement substantially in the form attached hereto as Exhibit F (a “Support Agreement”) executed by each Shareholder (other than any Shareholder who has executed and delivered a Voting and Support Agreement substantially in the form attached hereto as Exhibit G).

6.9     Information Statement. The Company shall, prior to Closing, prepare, distribute and/or mail or cause to be distributed or mailed (including by electronic transmission as permitted) to each Shareholder in accordance with Sections 228(e) and 262 of the DGCL and, if applicable, the CCC, an information statement, which (i) describes the principal terms of this Agreement, (ii) notifies the Shareholders of the occurrence of (A) the approval of the Merger and the adoption of this Agreement by the Company Board, and (B) receipt of the required Shareholder vote with respect to the adoption of this Agreement and approval of the Merger and consummation of the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL, (iii) provides a copy of Section 262 of the DGCL and Chapter 13 of the CCC, and a description regarding the procedures relating to appraisal rights and dissenters’ rights and exercise thereof under the DGCL and the CCC to the extent such appraisal rights and dissenters’ rights are exercisable under the DGCL and the CCC, (iv) contains such other information as the Company deems appropriate (together with any amendments or supplements thereto, the “Information Statement”). The Company shall cause the content and distribution of the Information Statement to comply with applicable Law, and cause the Information Statement to be accurate and complete and not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading; provided, that the Company has no such obligation, responsibility or liability with respect to information or comments provided by Buyer for inclusion in the Information Statement. Buyer shall in no way be responsible for any of the content of the Information Statement except for information regarding Buyer or the Merger Sub supplied in writing by Buyer expressly for inclusion therein or any comments or information that Buyer requests in writing be included in such Information Statement. The Company shall, prior to the Closing and in advance of distribution thereof to the Company Shareholders, provide Buyer with copies of and a reasonable opportunity to review and comment on the Information Statement and any other materials to be distributed to the Shareholders.

6.10     Indemnification of Company Directors and Officers.

(a)     Without limiting any additional rights that any Person may have under the Organizational Documents and the indemnification agreements entered into between the Company and each of its directors and officers as in effect on the date of this Agreement (the “Indemnification Agreements”), from the Effective Time through the sixth anniversary of the Closing Date, Buyer and Surviving Corporation will indemnify and hold harmless each current (as of immediately prior to the Effective Time) and each former director and officer of the Company (each, a “Company Indemnified Party”) from and against any and all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Person in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law. In the event of any such proceeding, each such Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of such proceeding from Buyer and Surviving Corporation to the fullest extent permitted by Law. The Company shall purchase, for the period prior to the Closing for a period of six years after the Closing Date, a provide officers’ and directors’ and executive liability insurance covering each Company Indemnified Party, and all present or former directors, in each case who are currently covered by the Company’s officers’ and directors’ liability insurance, on terms no less favorable in terms of coverage and amount than the officers’ and directors’ liability insurance currently maintained in effect by the Company (“D&O Tail Policy”).

(b)     For a period of six years after the Closing Date, Buyer will cause the Surviving Corporation to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the Indemnification Agreements and the Organizational Documents of the Surviving Corporation as in effect on the date hereof with respect to exculpation and indemnification of Company Indemnified Parties (including provisions relating to contributions, advancement of expenses and the like), it being the intent of the Parties that the Company Indemnified Parties will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law. The provisions of this Section 6.10 are (a) intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification under this Section 6.10, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third-party beneficiaries of this Section 6.10), (b) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of the Surviving Corporation and continue in full force and effect and binding against the survivor of any such transaction or successor to any such Surviving Corporation.

(c)     In the event Buyer, the Company or any of their respective successors or assigns (x) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (y) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Buyer or the Company, as the case may be, will assume all of the obligations set forth in this Section 6.10, including the Indemnification Agreements.

6.11     Merger Consideration. Buyer shall use commercially reasonable efforts to secure sufficient cash or other immediately available funds to timely perform its obligations hereunder, including to (i) pay the Merger Consideration to the Equity Holders and (ii) pay in full all fees, costs and expenses payable by Buyer in connection with the Transaction Documents or the transaction contemplated hereby and thereby.

6.12     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as Parties to or third-party beneficiaries of this Agreement. Except to the extent named as a Party to or third-party beneficiary of this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim based upon, arising out of or related to this Agreement.

ARTICLE VII

TAX MATTERS

7.1     Tax Returns for Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared (in a manner consistent with prior practice to the extent consistent with applicable Laws) and timely file or cause to be timely filed all Tax Returns for the Group Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall provide Shareholders’ Representative with copies of all such Tax Returns for its review and comment at least forty (40) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Shareholders’ Representative at least ten (10) days prior to such applicable filing deadline (including any applicable extensions thereof). To the maximum extent permitted under applicable Law, any compensation deductions and other Transaction Costs of any Group Company arising in connection with the transactions contemplated by this Agreement shall be reflected on the Tax Returns of the Group Companies for the Pre-Closing Tax Period (or portion thereof) ending on the Closing Date. Without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any Person to, (i) voluntarily approach any Governmental Entity regarding any Tax (regardless whether asserted or unasserted) for any taxable period ending on or before the Closing Date or Tax Return of any Group Company that was initially due on or before the Closing Date, including entering into any “voluntary disclosure program” with any Governmental Entity; (ii) amend or re-file any Tax Return of a Group Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date; (iii) make any Tax election for a Group Company with an effect on or before the Closing Date; or (iv) file a Tax Return of a Group Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date in any jurisdiction if such Group Company did not file a comparable Tax Return in such jurisdiction in the immediately preceding Tax period.

7.2     Tax Returns for Periods Beginning Before and Ending After the Closing Date.

(a)     Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of a Group Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). Buyer shall provide Shareholders’ Representative with copies of all such Tax Returns for its review and comment at least forty (40) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Shareholders’ Representative at least ten (10) days prior to such applicable filing deadline (including any applicable extensions thereof).

(b)     In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date for all purposes of this Agreement shall be deemed to be:

(i)     In the case of Taxes imposed real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)     In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

7.3     Cooperation on Tax Matters. Buyer, each Group Company and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Group Company and the Shareholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

7.4     Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half by Buyer and one-half by the Company Indemnifying Parties. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, the Persons required to do so by applicable Law will join in the execution of any such Tax Returns and other documentation.

7.5     Tax Refunds. The Equity Holders shall be entitled to any federal income Tax refunds and overpayments (including any interest in respect thereof), and any other Tax Refunds and overpayments as may be identified by the Shareholders’ Representative, in each case, that are received by Buyer or the Surviving Corporation and that are attributable to any Pre-Closing Tax Period of a Group Company, except to the extent such refund or overpayment arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or overpayment was included as an asset in the calculation of Closing Net Working Capital that is reflected on the Post-Closing Statement; provided that the Equity Holders shall not be entitled to any such Tax refund or overpayment that is received by the Buyer or the Surviving Corporation more than three (3) years after the Closing Date. Buyer shall, or shall cause the Surviving Corporation to, within ten (10) days of the receipt of any such refund or entitlement to such overpayment, (A) deposit with the Paying Agent an amount necessary to pay each Equity Holder its Pro-Rata Portion of such refund or overpayment, and (B) deliver to the Surviving Corporation, for distribution to each former Company Option Holder and Company Restricted Stock Unit Holder through the Surviving Corporation’s payroll system, such holder’s Pro-Rata Portion of such refund or overpayment. Buyer shall reasonably cooperate with the Shareholders’ Representative to take such actions as may reasonably be necessary to obtain such refunds or overpayments, including the timely filing of any applicable carryback claims; provided that, following the payment of any refund or overpayment to the Equity Holders, Company Option Holders and Company Restricted Stock Unit Holders in accordance with this Section 7.5, Buyer shall be permitted to delegate any remaining responsibilities with respect to such refund or overpayment to the Shareholders’ Representative. Notwithstanding the foregoing, (i) in the event the Shareholders’ Representative (or any successor thereof that has been formally identified as such to Buyer), after commercially reasonable efforts are made by Buyer (including attempting to contact the Shareholders’ Representative (or such successor) at its currently published address (if any)), is not available or willing to perform in the manner contemplated by this Section 7.5, Buyer and its Affiliates sole obligation under this Section 7.5 shall be to send a check for such funds to the last address on file or otherwise provided to the Buyer by the Paying Agent, and (ii) this Section 7.5 shall in no way enlarge or expand the Buyer’s obligations or liability under Section 7.1.

7.6     Tax Treatment of the Merger Transaction and Payment from the Surviving Corporation .  The Parties acknowledge and intend that the Merger and any payment made by the Surviving Corporation to or for the benefit of the Equity Holders pursuant to Section 3.2(b)(vi) shall be treated as an integrated sale transaction for federal, state, and local income Tax purposes, such that, as to the Equity Holders (where relevant), the Merger is treated as a sale or exchange pursuant to Section 1001 of the Code, and the payment to or for the benefit of the Equity Holders pursuant to Section 3.2(b)(vi) is treated as made as part of a sale or exchange pursuant to Section 302(b)(3) of the Code, and the Parties shall prepare all books, records, and Tax filings (and otherwise act) in a manner consistent with such intent unless otherwise required by a “determination” as defined by Section 1313(a)(1) of the Code.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1     Conditions to Obligations of Buyer and the Company. The obligations of Buyer and the Company to consummate the Merger is subject to the satisfaction of the following conditions:

(a)     No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement has been enacted, adopted or promulgated and remains in full force and effect.

(b)     The Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

8.2     Conditions to Obligations of Buyer and the Merger Sub. The obligations of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)     Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects” and “Company Material Adverse Effect” or words of similar effect, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any information provided in a Company Disclosure Schedule Supplement other than Approved Disclosures and Waived Matters which shall be deemed to qualify such representations and warranties) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any information provided in a Company Disclosure Schedule Supplement other than Approved Disclosures and Waived Matters which shall be deemed to qualify such representations and warranties), except to the extent that such representations and warranties refer specifically to particular date, in which case such representations and warranties shall have been true and correct as of such particular date.

(b)     The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date other than matters that qualify as Approved Disclosures or Waived Matters pursuant to Section 6.4.

(c)     Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions relating to the Company set forth in Section 8.2(a) and (b) have been satisfied (the “Company Compliance Certificate”).

(d)     There shall not have occurred a Company Material Adverse Effect.

(e)     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer or the Company any Action involving any challenge to, or seeking a material amount damages or other material relief in connection with the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, or making illegal such transactions.

(f)     The Company shall have delivered to Buyer the (i) approvals, consents or waivers of the Persons identified on Schedule 8.2(f)(1)(a) and (b) (the “Required Consents”), in form and substance reasonably satisfactory to Buyer, and (ii) evidence of termination by all parties to the Contracts set forth on Schedule 8.2(f)(2)(a) and (b).

(g)     On or before the Closing Date, the Company (on behalf of the Shareholders), shall have delivered to Buyer a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code, in the form previously provided to Buyer.

(h)     The Company shall have delivered, in form and substance reasonably acceptable to Buyer, payoff letters from each lender with respect to all indebtedness for borrowed money outstanding at the Effective Time, which payoff letters provide for satisfaction in full of such indebtedness for borrowed money and the full and final release of any and all Liens relating to such indebtedness for borrowed money on the assets of the Group Companies following receipt of the amount set forth in such payoff letters.

(i)     The number of Dissenting Shares shall constitute less than 5% of the outstanding shares of Company’s Capital Stock (calculated on an as-converted basis).

(j)     There shall be Voting and Support Agreements and the Support Agreements executed on or prior to the Closing Date from those holders of Company Shares holding at least 95% of the outstanding Company Shares, which shall not have been revoked, rescinded or amended without the written consent of Buyer.

(k)     None of the Primary Key Employees (as noted on Schedule 6.5(c)(i)) and no more than 30% of the Other Key Employees (as noted on Schedule 6.5(c)(i)) shall have failed to accept or revoked his or her acceptance of employment or consultancy with Buyer or otherwise indicated his or her intention not to commence employment or consulting relationship with Buyer following the Closing Date.

(l)     The Company shall have delivered the Audited Financial Statements as well as audited financial statements for the fiscal year ended December 31, 2016 to Buyer.

(m)     Buyer shall have (i) secured or obtained $60,000,000 in debt and/or equity financing (or such lesser amount as Buyer may deem adequate) or (ii) at least $80,000,000 of cash or cash equivalents on Buyer’s balance sheet.

(n)     Executed Company Board resolutions evidencing (i) that all actions necessary or appropriate to terminate the Company Benefits Plans as described in Section 6.5(g), effective immediately prior to the Closing Date, have been taken, and (ii) evidence that the Company Board has adopted resolutions to terminate the Company Benefits Plans as required by Buyer (the form and substance of which resolutions shall have been reviewed and approved by Buyer prior to the date of this Agreement), effective immediately prior to the Closing Date.

(o)     All Liens on the Company’s or any of the Subsidiaries’ assets or properties shall have been released as confirmed by a lien search.

(p)     With respect to any payment of cash, stock or otherwise that would (i) constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) in the absence of shareholder approval pursuant to Section 280G(b)(5) of the Code, and (ii) be payable to an individual who has executed a waiver of such payment or any portion thereof that would cause any payment to such individual to constitute a parachute payment, the Company shall have provided Buyer with evidence that the shareholders of the Company have either (x) approved such payment pursuant to a method provided for in the regulations promulgated under Section 280G of the Code or (y) voted upon and disapproved such payment, and, as a consequence, such payments shall not be made or provided for to the extent such payment would cause any payment to such individual to constitute parachute payment.

(q)     Each of the items set forth in Section 3.2(a) shall have been delivered to Buyer.

8.3     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)     Each of the representations and warranties of Buyer and the Merger Sub set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Change” or words of similar effect, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)     Buyer and the Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)     The Company shall have received certificates signed on behalf of each of Buyer and Merger Sub confirming that the respective conditions relating to them set forth in Section 8.3(a) and 8.3(b) have been satisfied.

(d)     Each of the items set forth in Section 3.2(b) shall have been delivered to the Company.

(e)     Buyer shall have performed all of its obligations as set forth in Schedule 6.5(c)(i).

ARTICLE IX

TERMINATION

9.1     Termination.

(a)     This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(i)     by mutual written consent of Buyer and the Company;

(ii)     by Buyer or the Company if the Closing does not occur on or before 11:59 p.m. New York time on July 30, 2017 (the “Termination Date”); provided that the right to terminate this Agreement under this clause (ii) shall not be available to (A) any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (B) the Buyer in the event that it has failed to satisfy its condition in Section 8.2(m);

(iii)     by Buyer if (A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Company shall have become untrue, in either case without giving effect to any Company Disclosure Schedule Supplement and such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to the Company by Buyer;

(iv)     by the Company if (A) there has been a breach by Buyer or the Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Buyer or the Merger Sub shall have become untrue and such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to Buyer by the Company;

(v)     by Buyer or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(v) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order or other action referenced above; or

(vi)     by Company if the Closing does not occur on or before the Termination Date and all of the conditions set forth in Sections 8.1 and 8.2, other than Section 8.2(m) have been satisfied or waived in accordance with this Agreement as of the Termination Date (except for those conditions that by their terms are to be satisfied at the Closing); provided, however, that after May 1, 2017, Buyer may not assert the Company’s failure to satisfy Section 8.2(a) as a defense to this termination provision (or payment of the Termination Fee) except to the extent such failure to satisfy Section 8.2(a) is the cause of the failure of the condition in Section 8.2(m) to be satisfied.

(b)     The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other Parties hereto. If the Company terminates this Agreement pursuant to Section 9.1(a)(vi), the Buyer shall pay a fee equal to Two Million Dollars ($2,000,000) in cash (the “Termination Fee”) (to an account designated in writing by Company) no later than three (3) Business Days after the date of such termination of this Agreement. Buyer acknowledges that the agreements contained in this Section 9.1(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Company would not enter into this Agreement.

9.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Merger Sub, the Shareholders or the Company or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 9.1(b); provided that the provisions of Section 6.2 (Access; Confidentiality; Publicity), 11.3 (Expenses), Article XI and this Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt the payment of the Termination Fee in accordance with Section 9.1(b) shall be the sole and exclusive remedy of the Company and the Equity Holders for a termination of the Agreement pursuant to Section 9.1(a)(vi) or failure by Buyer or Merger Sub to satisfy the condition in Section 8.2(m) and shall be treated as liquidated damages.

ARTICLE X

INDEMNIFICATION

10.1     Survival.

(a)     Except for the representations and warranties in Sections 4.2 (a)-(e) only (Capitalization), 4.4 (Authority and Enforceability), and 4.9 (Taxes) (collectively, the “Fundamental Representations”), all representations and warranties contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement, and the rights and obligations of the Parties under this Article X with respect to breaches of such representations and warranties, shall survive the Closing, for a period from the Closing Date until 11:59 pm New York time on the date that is the 12-month anniversary of the Closing Date. The representations and warranties set forth in Sections 4.2 (Capitalization) and 4.4 (Authority and Enforceability), shall survive until the 8th anniversary of the Closing Date. The representations and warranties set forth in Section 4.9 (Taxes) shall survive for a period of 60 days following the expiration of the applicable statute of limitations; provided, however, that any claims for indemnification with respect to any breaches of representations and warranties made on or before the applicable survival date shall survive the Closing until final resolution or settlement thereof. No claim for breach of any representation, warranty, covenant or agreement contained in this Agreement may be asserted unless such claim is asserted in writing prior to the expiration of the applicable survival period set forth in this Section 10.1(a). Notwithstanding any other provision in this Agreement, the Parties hereto acknowledge that the survival periods set forth in this Section 10.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiations among the parties and it is the intention of the parties hereto that the foregoing survival periods and expiration dates supersede any statute of limitations applicable to such representations and warranties. The Parties further acknowledge that the time periods set forth in this Section 10.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(b)     The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

(c)     The right to indemnification hereunder shall not be affected by any failure of any Buyer Indemnitee to assert claims unless, and then only to the extent that the rights and remedies of the Company Indemnifying Parties has been prejudiced by such delay or failure.

10.2     Indemnification by the Company Indemnifying Parties.

(a)     Subject to the limitations set forth in this Article X, from and after the Closing, each Company Indemnifying Party shall indemnify and defend Buyer, the Merger Sub and the Surviving Corporation, and each of their respective Affiliates, stockholders, members, managers, officers, directors employees, consultants, advisors, agents and representatives (together, the “Buyer Indemnitees”) against, and shall hold such Buyer Indemnitees harmless from, any loss, liability, settlement, judgment, award, fine, charge, cost, assessed interest, penalty, damage (including consequential damages only to the extent (except in connection with a Third Party Claim) such damages are reasonably foreseeable), Tax or expense including reasonable outside legal and accounting and outside professional services expenses and costs, and out-of-pocket amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) directly resulting from, arising out of or are incurred by such Buyer Indemnitees in connection with or otherwise with respect to:

(i)     any breach of, or any inaccuracy contained in, any representation and warranty of the Company contained in this Agreement, in the Company Compliance Certificate or in any other document, certificate or instrument delivered or executed by the Company in connection herewith;

(ii)     any failure of the Company to perform any covenant or agreement of the Company contained in this Agreement;

(iii)     the amount of any Transaction Costs outstanding at the Closing and not set forth on the Transaction Costs Certificate;

(iv)     the amount of any Closing Indebtedness of the Group Companies outstanding at Closing and not set forth on the Indebtedness Certificate;

(v)     without duplication of any other subsection herein, any inaccuracy or omission contained in or failed to be contained in the Allocation Schedule or the Allocation Certificate, or the Working Capital Certificate;

(vi)     without duplication of any other right to recovery herein, (A) any Taxes of each Group Company with respect to any Pre-Closing Tax Period, (B) any Taxes arising with respect to a breach of any representation or warranty set forth in Section 4.9 (Taxes) but for this purpose determined without regard to the Company Disclosure Schedule and (C) any Taxes of any Person (other than the Group Companies) for which any Group Company is held liable (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or (2) as a transferee or successor, by Contract or otherwise as a result of a transaction consummated on or prior to the Closing, but in each of cases (A) through (C) excluding any, (v) Taxes to the extent treated as a liability in the calculation of Net Working Capital, (w) Taxes resulting from the filing of any election after the Closing having retroactive effect to any Pre-Closing Tax Period, including under Section 338 of the Code or similar election for foreign, state or local income Tax purposes, (x) Taxes incurred on the Closing Date but after the Closing that are outside the ordinary course of any Group Company’s business, (y) Taxes of any person imposed on any Group Company pursuant to commercial agreements entered into with third parties in the ordinary course of business, the principal purpose of which is not related to taxes, which Taxes relate to a period (or portion thereof) beginning on or after the Closing Date; and (z) any Transfer Taxes allocated to Buyer pursuant to Section 7.4;

(vii)     any Dissenting Shares Payments; provided, however, for the avoidance of doubt, any indemnity obligation under this Section 10.2(a)(vii) shall be net of the amounts that would otherwise have been paid to such dissenting stockholder of the Company as set forth in the Allocation Schedule; and

(viii)     the matters contemplated by Schedule 6.5(c)(ii) including any claim or Action related thereto.

(b)     For purposes of this Article X, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to any representation or warranty.

(c)     No Buyer Indemnitee may make a claim for indemnification pursuant to Section 10.2(a)(i) or (ii) (other than with respect to a breach of a Fundamental Representation alleged under 10.2(a)(i) or with respect to fraud or willful misconduct by or on behalf of the Company or any Subsidiary), for any individual Loss or group of related Losses unless and until the amount of such Loss or group of Losses exceeds $25,000 (the “Per Claim Threshold”), it being understood that any such individual claim or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Threshold (as defined below) has been exceeded.

(d)     No Buyer Indemnitee may make a claim for indemnification pursuant to Section 10.2(a)(i) or (ii) (other than with respect to a breach of a Fundamental Representation alleged under Section 10.2(a)(i) or with respect to fraud or willful misconduct by or on behalf of the Company or any Subsidiary), unless and until indemnifiable Losses exceed $300,000 (the “Threshold”), in which case the Buyer Indemnitee may recover all indemnifiable Losses (including the amount of the Threshold, but excluding any individual Loss or group of related Losses that do not exceed the Per Claim Threshold).

(e)     Subject to the last sentence of this Section 10.2(e), in no event shall the Company Indemnifying Parties be obligated to indemnify the Buyer Indemnitees (i) under Section 10.2(a), other than with respect to a breach of a Fundamental Representation under Section 10.2(a)(i), in an amount in excess of the Escrow Amount and from any source other than the Escrow Fund and (ii) under Section 10.2(a)(i), with respect to a breach of any Fundamental Representations, for any Company Indemnifying Party, in any amount in excess of the Merger Consideration actually received by such Company Indemnifying Party and, provided that any such indemnification obligation shall be satisfied first from the Escrow Fund and only after such Escrow Fund has been exhausted. The Company Indemnifying Parties’ obligations to indemnify the Buyer Indemnitees pursuant to this Agreement shall be joint and several to the extent of the Escrow Amount and shall otherwise be several and not joint, based on such Company Indemnifying Party’s Pro Rata Portion of any such Loss. Notwithstanding any provision of this Agreement to the contrary contained herein, nothing in this Agreement shall limit the liability of the Company Indemnifying Parties for fraud or willful misconduct provided, however, notwithstanding the foregoing, the indemnification obligations of any Company Indemnifying Party who was not aware of or the perpetrator of such fraud (whether it be by the Company or any other Person) shall also be limited to the Merger Consideration actually received by such Company Indemnifying Party. For the avoidance of doubt, no Company Indemnifying Party shall be liable for the breach of any representations, warranties, covenants and agreements, of any other Company Equity Holder or Company Indemnifying Party set forth in the Support Agreement or Voting and Support Agreement, as applicable, entered into by such Company Equity Holder or Company Indemnifying Party.

(f)     In the event the indemnifiable Losses of which the Buyer Indemnitees contemplated by Section 10.2(e)(ii) exceed the Escrow Amount then available, no Company Indemnifying Party shall be obligated to indemnify the Buyer Indemnitees in excess of the amount of Merger Consideration actually received by such Company Indemnifying Party (subject to the proviso noted above that nothing in this Agreement shall limit the liability of the Company Indemnifying Parties who were aware of or participated in fraud or willful misconduct).

(g)     The amount of any Losses recoverable by an Buyer Indemnitee hereunder with respect to any breach or nonperformance of any representation, warranty, covenant or agreement of the Company in this Agreement shall be net of actual recoveries under existing insurance policies (net of any costs of collection, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable). Buyer Indemnitee shall use commercially reasonable efforts to (i) maintain the D&O Tail Policy purchased by the Company prior to the Closing for the duration of such policy, and (ii) use commercially reasonable efforts to seek recovery under such D&O Tail Policy covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnitee shall be required to initiate or threaten litigation in connection any insurance recovery.

(h)     The Buyer Indemnitees will not be entitled to recover any Losses relating to any matter arising under, or any facts and circumstances relating to or arising out of, a provision of this Agreement to the extent that the Buyer Indemnitees have already recovered Losses with respect to such matter pursuant to another provision of this Agreement.

(i)     Except in connection with a Third Party Claim, no Buyer Indemnitee shall be entitled to receive damages consisting of punitive damages.

(j)     The Parties acknowledge and agree that, except in the case of a claim against a Company Indemnifying Party for fraud or willful misconduct by such Company Indemnified Party, from and after the Closing, the Buyer Indemnitees’ sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Group Companies and their respective assets and liabilities and the Merger shall be pursuant to the indemnification set forth in Article X.

10.3     Claim Procedures.

(a)     Promptly after the discovery of any Buyer Indemnitee of any Losses or breach that the Buyer Indemnitees believe in good faith give rise to indemnification hereunder, the Buyer Indemnitees will deliver to the Shareholders’ Representative and the Escrow Agent notice of a claim (a “Notice of Claim”). The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by the Buyer Indemnitee, set forth a reasonable estimate of the amount to which such Buyer Indemnitee claims in good faith to be entitled hereunder. Notwithstanding the foregoing, no delay or deficiency on the part of a Buyer Indemnitee in so notifying the Shareholders’ Representative will limit any Buyer Indemnitee’s right to indemnification under this Article X (except to the extent such failure materially prejudices the defense of such proceeding).

(b)     In the event that the Shareholders’ Representative disputes that the Buyer Indemnitees are entitled to indemnity for the Losses claimed hereunder, the Shareholders’ Representative shall notify the Buyer Indemnitee and the Escrow Agent in writing within forty-five (45) days after receipt of a Notice of Claim of such dispute (the “Dispute Notice”). Such Dispute Notice will describe the grants for each objection in reasonable detail, the basis for such disputed item and certify that all such disputed items are being disputed in good faith. If the Shareholders’ Representative does not deliver a Dispute Notice within forty-five (45) days after receipt by the Buyer Indemnitee of such Notice of Claim, then the Shareholders’ Representative will be deemed to have irrevocably accepted the Notice of Claim and will be deemed to have irrevocably agreed to pay the Losses at issue in the Notice of Claim, and to the extent there are monies in the Escrow Fund available to compensate a Buyer Indemnitee for all or a portion of any such Losses, the Shareholders’ Representative and Buyer shall instruct the Escrow Agent to release such amount of Losses to be paid to such Buyer Indemnitee. In the event the Shareholders’ Representative delivers a Dispute Notice to the Buyer Indemnitee, the parties shall attempt in good faith to resolve such dispute within sixty (60) days of receipt of such Dispute Notice. If such dispute is not so resolved within such 60-day period, then either Party will be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)     The Escrow Amount shall be maintained and administered in accordance with the terms of the Escrow Agreement.

10.4     Indemnification Procedure for Third Party Claims.

(a)     In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which a Company Indemnifying Party may be liable to a Buyer Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Buyer Indemnitee shall as soon as practicable deliver to the Shareholders’ Representative and the Escrow Agent a Notice of Claim with respect to such Third Party Claim. The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by the Buyer Indemnitee, set forth a reasonable estimate of the amount to which such Buyer Indemnitee claims to be entitled hereunder. The Buyer Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other material documents evidencing such Third Party Claim. Notwithstanding the foregoing, no delay or deficiency on the part of a Buyer Indemnitee in so notifying the Shareholders’ Representative will limit any Buyer Indemnitee’s right to indemnification under this Article X (except to the extent (i) such failure materially prejudices the defense of such proceeding or (ii) the survival period by which notice of such Third Party Claim must be provided has already expired as set forth in 10.1 above).

(b)     The Shareholders’ Representative will have thirty (30) days from the date on which the Shareholders’ Representative received the Notice of Claim to notify the Buyer Indemnitee that the Shareholders’ Representative (on behalf of the Company Indemnifying Parties) desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at the sole cost and expense of the Company Indemnifying Parties if it acknowledges in writing the Company Indemnifying Parties’ responsibility for indemnification of the Buyer Indemnitees of such Third Party Claim in its entirety under this Article X (a “Third Party Defense”). If the Shareholders’ Representative assumes the Third Party Defense in accordance herewith, (i) the Buyer Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Shareholders’ Representative shall control the investigation, defense and settlement thereof, (ii) the Buyer Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholders’ Representative (which shall not be unreasonably withheld or delayed, provided that it shall be reasonable for the Shareholders’ Representative to withhold such consent if the settlement involves any (i) admission of liability by any Company Indemnifying Party, (ii) a requirement of any Company Indemnifying Party to take, or refrain from taking, any action, (iii) the Company Indemnifying Parties to pay any amount of money) and (iii) the Shareholders’ Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Buyer Indemnitee (which shall not be unreasonably withheld or delayed, provided that it shall be reasonable for the Buyer Indemnitee to withhold such consent if the settlement involves any (i) admission of liability by Company, Buyer or its Affiliates, (ii) a requirement of the Company, Buyer or its Affiliates to take, or refrain from taking, any action, (iii) the Company, Buyer or its Affiliates to pay any amount of money (for which it is not indemnified by the Company Indemnified Parties in full for). The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)     If the Shareholders’ Representative does not assume the Third Party Defense within thirty (30) days of receipt of the Notice of Claim, the Buyer Indemnitee will be entitled to assume the Third Party Defense (at its expense or, if it is ultimately determined that the Buyer Indemnitee is entitled to indemnification pursuant to Section 10.2, at the expense of the Company Indemnifying Parties) upon delivery of notice to such effect to the Shareholders’ Representative; provided that the Shareholders’ Representative shall have the right to participate in the Third Party Defense at the sole cost and expense of the Company Indemnifying Parties, but the Buyer Indemnitee shall control the investigation, defense and settlement thereof. Buyer Indemnitees shall use commercially reasonable efforts to keep the Shareholders’ Representative informed of material developments and events relating to such claim or legal proceeding, including receiving copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Buyer Indemnitee. Failure to provide such information shall not constitute a breach of this provision, unless such failure causes harm to the Company Indemnifying Parties. Buyer Indemnitee will not consent to the entry for any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholders’ Representative, which shall not be unreasonably withheld or delayed.

(d)     Notwithstanding the foregoing, in no event may the Shareholders’ Representative assume, maintain control of, or participate in, the defense of any proceeding (i) involving anticipated Losses in excess of the value of any remaining Escrow Amount (which, for the avoidance of doubt, is after giving effect to any unresolved claims against the Escrow Amount), (ii) involving criminal liability on the part of any Buyer Indemnitee, or (iii) in which any relief other than monetary damages is sought against a Buyer Indemnitee.

10.5     Release of Escrow Fund to Company Indemnifying Parties. The Escrow Fund will be held by the Escrow Agent in escrow subject to the terms and conditions of this Agreement and the Escrow Agreement. On the Escrow Release Date, the Escrow Agent will distribute the amounts remaining in the Escrow Fund to the Paying Agent for further distribution to the Company Indemnifying Parties in accordance with the terms of the Escrow Agreement, which Escrow Agreement provides that any reasonable amounts subject to a valid Notice of Claim that has not been resolved shall be retained in the Escrow Fund and withheld from such distribution until such time as such Notice of Claim is resolved.

10.6     Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Merger Consideration.

ARTICLE XI

MISCELLANEOUS

11.1     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to Buyer, to:

MeetMe, Inc.

280 Union Square Drive

New Hope, PA 18938

Attn: General Counsel

Facsimile: (215) 933-6882

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: James W. McKenzie, Jr.

Facsimile: (215) 963-5001

If to the Company (prior to the Closing), to:

Ifwe, Inc.

848 Battery Street

San Francisco, CA 94111

Attn: Louis Willacy, Esq.

Facsimile: (415) 937-6979

With a required copy to (which shall not constitute notice):

Perkins Coie LLP

505 Howard Street Suite 1000

San Francisco, CA 94105

Attn: Fiona Brophy

Facsimile: (415) 344-7241

fbrophy@perkinscoie.com

If to the Shareholders’ Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

With a required copy to (which shall not constitute notice):

Perkins Coie LLP

505 Howard Street Suite 1000

San Francisco, CA 94105

Attn: Fiona Brophy

Facsimile: (415) 344-7241

fbrophy@perkinscoie.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice in accordance with this Section 11.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)     No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3     Expenses. Except as otherwise provided expressly herein, each of the Parties shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

11.4     Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of each of Buyer and the Company (and, following the Closing, the Shareholders’ Representative), and any assignment in contravention of this Agreement shall be null and void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

11.5     Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.6     Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware, or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.7     Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies (if requested) to follow by mail or courier service.

11.8     No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than (i) the Parties hereto and the Buyer Indemnitees and Company Indemnifying Parties, and (ii) and solely for the purposes of Section 6.10, each of the Company’s current and former directors and officers, any rights or remedies hereunder.

11.9     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties hereto with respect to the Merger and the other matters set forth herein. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.10     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12     Specific Performance. Buyer and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

11.13     Shareholders’ Representative.

(a)     By voting in favor of the Merger, executing the Voting and Support Agreement or Support Agreement or, in the case of Company Option Holders and Company Restricted Stock Unit Holders, a Letter of Transmittal or participating in the conversion or cancellation, as applicable, of the Company’s Capital Stock, Common Options or Restricted Stock Units, each Equity Holder approves the designation of and designates Shareholder Representative Services LLC as the Shareholders’ Representative, as its, his or her true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Company Indemnifying Party with respect to the transactions contemplated by this Agreement, including the Merger, and to act on behalf of such Company Indemnifying Party in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)     to act for such Company Indemnifying Party with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Shareholder;

(ii)     to act for such Company Indemnifying Party with regard to matters pertaining to litigation;

(iii)     to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Shareholders’ Representative deems necessary or appropriate;

(iv)     to receive funds for the payment of expenses of such Company Indemnifying Party and apply such funds in payment for such expenses;

(v)     to distribute any unused portion of the Reserve Account to the Company Indemnifying Parties in accordance with the terms of this Agreement;

(vi)     to do or refrain from doing any further act or deed on behalf of such Company Indemnifying Party that the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Company Indemnifying Party could do if personally present; and

(vii)     to receive service of process in connection with any claims under this Agreement.

(b)     The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, the Merger Sub and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein. After the Closing, all notices required to be made or delivered by Buyer or the Merger Sub to the Company Indemnifying Party described above shall be made to the Shareholders’ Representative for the benefit of such Company Indemnifying Party and shall discharge in full all notice requirements of Buyer, any Buyer Indemnitee or the Merger Sub as applicable, to such Company Indemnifying Party with respect thereto. The Shareholders’ Representative shall act for the Company Indemnifying Parties on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative reasonably believes to be in the best interest of the Company Indemnifying Parties and consistent with the obligations of the Company Indemnifying Parties under this Agreement, but none of the Shareholders’ Representative, Buyer, the Merger Sub, the Surviving Corporation or the Buyer Indemnitees shall be responsible to any Company Indemnifying Party for any damages which the Company Indemnifying Parties may suffer by the performance of the Shareholders’ Representative’s duties under this Agreement or any agreements ancillary hereto, except that the Shareholders’ Representative shall be responsible for any damages directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct in the performance of its duties under this Agreement. The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in the Transaction Documents, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall be entitled to consult with counsel and shall not be liable for any action or omission pursuant to the advice of counsel. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. By voting in favor of the Merger, executing the Voting and Support Agreement or Support Agreement or, in the case of Company Option Holders and Company Restricted Stock Unit Holders, a Letter of Transmittal or participating in the conversion or cancellation, as applicable, of the Company’s Capital Stock or Common Options or Restricted Stock Units, each Company Indemnifying Party agrees (on a several and not joint basis in accordance with his, her or its Pro Rata Portion) to indemnify, defend and hold harmless the Shareholders’ Representative, its agents and assigns from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of outside counsel and third party experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Indemnifying Parties, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the Reserve Amount and (ii) the funds in the Escrow Fund but only at such time as remaining amounts would otherwise be distributable to the Company Indemnifying Parties; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Indemnifying Parties or otherwise. The Company Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

(c)     The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, any Company Indemnifying Party, Buyer, the Merger Sub or any other evidence deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by it.

(d)     The Shareholders’ Representative will have the right to be reimbursed from the Reserve Account solely for its out-of-pocket expenses incurred, in its capacity as such, pursuant to this Agreement but will not otherwise be separately compensated for its services hereunder other than pursuant to the terms of that certain Engagement Letter to be entered into by and among Shareholders’ Representative, the Company, and certain of the Company Indemnifying Parties. The Reserve Account will be used solely for the purpose of paying the Shareholders’ Representative’s expenses under this Section 11.13(d) and any amounts representing the indemnification obligations of the Company Indemnifying Parties to the Shareholders’ Representative under Section 11.13(b) above as if such obligations were a reimbursable expense. The Company Indemnifying Parties will not receive any interest or earnings on the Reserve Account and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will not be liable for any loss of principal of the Reserve Account other than as a result of its gross negligence or willful misconduct. The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Any amounts remaining in the Reserve Account on the Reserve Amount Release Date shall be released to the Paying Agent and Surviving Corporation for their payments to the Shareholders respectively. For tax purposes, the Reserve Amount will be treated as having been received and voluntarily set aside by the Company Indemnifying Parties (and, with respect to Company Option Holders and Company Restricted Stock Unit Holders, subject to applicable Tax withholding) at the time of Closing.

(e)     In the event that the Shareholders’ Representative dies, becomes legally incapacitated, resigns (by providing Buyer a minimum of 10 day advance written notice), or is hereby removed by a vote of a majority in interest of the Company Indemnifying Parties from its position as Shareholders’ Representative, a successor Shareholders’ Representative shall be appointed in writing by a majority in interest of the Company Indemnifying Parties, such appointment to become effective upon the delivery of executed counterparts of such writing to Buyer, together with an acknowledgement signed by the successor Shareholders’ Representative named in such writing that he, she or it accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Shareholders’ Representative. Failing such appointment, any Company Indemnifying Party may apply to a court of competent jurisdiction for the appointment of a successor Shareholders’ Representative. If for any reason there is no Shareholders’ Representative at any time, all references herein to the Shareholders’ Representative shall be deemed to refer to the Company Indemnifying Parties.

11.14     Interpretation.

(a)     The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)     The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d)     The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)     A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)     Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)     The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

11.15     Legal Representation.

(a)     The Company hereby confirms that in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, Perkins Coie LLP (“Firm”) has acted as special counsel for the Company as well as the Shareholders and the holders of Company Options and Company Restricted Stock Units as a group (collectively, the “Acquisition Engagement”) and in connection therewith confirms that the Firm has not acted as counsel for any individual Equity Holder or any other Person in connection with the transactions contemplated by this Agreement and the other Transaction Documents. After the Closing, it is possible that the Firm will represent the Equity Holders, Company Indemnifying Parties and/or the Shareholders’ Representative (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in connection with any claims for indemnification against the Company Indemnifying Parties. Buyer, the Surviving Corporation and its Subsidiaries hereby agree that, if Seller Group so desires and without the need of any consent or waiver of the Surviving Corporation, Firm will be permitted represent the Seller Group in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement, including a dispute that arises after the Closing between Buyer (and/or the Surviving Corporation or its Subsidiaries) and Shareholders’ Representative, even though the interests of the Shareholders’ Representative may be directly adverse to Buyer or the Surviving Corporation, and even though the Firm may have represented the Company in a matter substantially related to such dispute.

(b)     Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or prior to the Closing between Company, any Subsidiary of Company or any member of the Seller Group (the “Target Group”), on the one hand, and Davis & Gilbert LLP and the Firm, on the other hand, in the course of or in connection with the Acquisition Engagement, will for all purposes be deemed to be privilege attorney-client communication (unless and until and to the extent any such privilege is effectively waived as provided under applicable Law) (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group with respect thereto (the “Associated Rights”), will, from and after the Closing, rest exclusively with the Shareholders’ Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Buyer or any of its Affiliates or any successor or assign of any of the foregoing (collectively, the “Buyer Group”) provided that if any, and then solely to the extent that Protected Information or Associated Rights relates to any third party disputes or claims involving Company or any Subsidiary, then such communications and materials shall be subject to joint privilege with the applicable Company, and the Target Company shall retain copies thereof and shall be entitled to access such Protected Information. Accordingly, the Parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Shareholders’ Representative, and (ii) no member of the Buyer Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights.

(c)     Upon and after the Closing, the Company shall cease to have any attorney-client relationship with the Firm.

(d)     For the avoidance of doubt, nothing contained in the foregoing provisions of this Section 11.15 (i) limit, override, prevent or otherwise prohibit a waiver of the attorney-client privilege after the Closing, or (ii) will be deemed or construed as a waiver by Buyer or its Affiliates of any right or remedy arising or resulting from the actions of any of the Shareholders Representative, the Seller Group or their agents or representatives after the Closing that would, in the absence of this Section 11.15, result in a waiver of such attorney-client privilege.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MEETME, INC.

By: /s/ Geoffrey Cook

Name: Geoffrey Cook

Title: Chief Executive Officer

IFWE INC.

By: /s/ Dasharath Gopinath

Name: Dasharath Gopinath

Title: Chief Executive Officer

TWO SUB ONE, INC.

By: /s/ Geoffrey Cook

Name: Geoffrey Cook

Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES

LLC, solely in its capacity as the SHAREHOLDERS’

REPRESENTATIVE

By: /s/ Sam Riffe

Name: Sam Riffe

Title: Executive Director